Exhibit 10.1
PURCHASE AND SALE AGREEMENT
BY AND AMONG
TOLLGRADE COMMUNICATIONS, INC.,
a Pennsylvania corporation,
and
TOLLGRADE COMMUNICATIONS, INC.,
a Delaware corporation
(collectively, the “Seller”),
and
CHEETAH TECHNOLOGIES, L.P.
(the “Buyer”)
May 1, 2009

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ii

 iii

PURCHASE AND SALE AGREEMENT
     This PURCHASE AND SALE AGREEMENT (the “Agreement”) is entered into as of May 1, 2009 by and among TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation (“Operating Company”), TOLLGRADE COMMUNICATIONS, INC., a Delaware corporation (“IP Owner”) (collectively, the “Seller”), and CHEETAH TECHNOLOGIES, L.P., a Pennsylvania limited partnership (the “Buyer”). The Seller and the Buyer are referred to individually herein as a “Party” and collectively herein as the “Parties.”
INTRODUCTION
     1. The Operating Company is engaged in the business of manufacturing, distributing, developing, marketing and selling transponder-based power supply and fiber node status monitoring systems, including hardware and software, to the cable industry (the “Business”);
     2. The IP Owner owns certain intellectual property which is used in connection with the Business; and
     3. The Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, substantially all of their assets relating to the Business (other than assets specifically excluded pursuant hereto), subject to the assumption only of the Assumed Liabilities as set forth herein (and no other liabilities of either Seller) and upon the terms and subject to the conditions set forth herein.
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
ASSET PURCHASE
     1.1 Purchase and Sale of Assets; Assumption of Liabilities; Excluded Assets and Excluded Liabilities.
          (a) Transfer of Assets. On the basis of the representations, warranties, covenants and agreements set forth herein, as of the Closing but effective as of the Effective Time, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, and the Buyer shall purchase and acquire from the Seller, free and clear of all Security Interests, except for the permitted liens set forth in Schedule 1.1(a) (the “Permitted Liens”, and, for the avoidance of doubt, all Permitted Liens shall be Excluded Liabilities and shall remain the responsibility of Seller and shall be paid, performed and discharged by Seller when due) all of the Seller’s right, title and interest in and to the following assets, properties and rights held by Seller in connection with the operation of the Business, other than Excluded Assets (as defined in Section 1.1(b)) (collectively, the “Acquired Assets”), which Acquired Assets are comprised of the following:

               (i) all inventory, spare parts, supplies, works in progress, raw materials, finished goods and last-buy component parts, and, to the extent permitted by law, an assignment of all related manufacturer warranties, guarantees and indemnities, all of which are as listed or further described on Schedule 1.1(a)(i) (collectively, the “Inventory”);
               (ii) the computers (including, if assignable pursuant to the license Contracts relating thereto, all Software loaded on such machines), equipment, furniture, furnishings, fixtures, machinery, vehicles, tools and tooling equipment and other tangible personal property, all of which are listed on Schedule 1.1(a)(ii) (collectively “Equipment”);
               (iii) the rights under all contracts, purchase orders, agreements, licenses, leases, commitments, instruments, understandings and arrangements in each case as amended, supplemented, waived or otherwise modified (each, a “Contract”), all of which are listed on Schedule 1.1(a)(iii) (the “Assigned Contracts”);
               (iv) any and all of Seller’s rights in (A) the United States and foreign patents (including design patents, industrial designs and utility models) and patent applications (including patent disclosures, reissues, divisions, continuations-in-part and extensions), inventions and improvements thereto, all of which are listed on Schedule 1.1(a)(iv); (B) United States and foreign trademarks, service marks, certification marks, tradenames, domain names, trade dress and registrations and applications for registrations, which are listed on Schedule 1.1(a)(iv); (C) the United States and foreign copyrights and registrations thereof relating to the Business, which are listed on Schedule 1.1(a)(iv); (D) inventions, processes, designs, formulae, trade secrets, manufacturing, engineering and technical drawings, product industrial models, specifications, technical information, technology, know-how, processes, quality control data, and other confidential business information relating to the Business; (E) the Software, including all source code and object code versions thereof held by the Seller (excluding any open source code or free software), in any and all forms and media, whether recorded on paper, magnetic media or other electronic or non-electronic media (including data and recorded documentation, user manuals, training materials, flow charts, diagrams, descriptive tests and programs computer printouts, underlying tapes, computer databases and similar items) and computer applications and operating programs, which are listed on Schedule 1.1(a)(iv); (F) licenses of any of the foregoing, all of which are listed in Schedule 1.1(a)(iv); (G) the content of websites to the extent relating to the operation of the Business; and (H) all other intellectual property of Seller used in the Business as currently operated including, but not limited to, all names and tradenames (excluding the names “Tollgrade” and “Lighthouse”), marks and trade dress which are not registered (collectively, “Intellectual Property”); and all rights thereunder or in respect thereof, including, without limitation, all rights to sue for and remedies against past, present and future infringement of all Intellectual Property, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide and all tangible embodiments (together with all Intellectual Property rights included in the other clauses of this Section 1.1, collectively the “Seller Intellectual Property”);
               (v) all Business products under research or development prior to or on the Closing Date (as defined in Section 1.5(a)), all of which are listed on Schedule 1.1(a)(v),

and all right, title and interest of the Seller in or to any prototypes, enhancements, improvements, or other tangible work product, technology or process developed, created or otherwise acquired in connection with the design, research and development, implementation, market research or marketing of the products of the Business (collectively the “Technical Information”);
               (vi) all Permits issued by any Governmental Entity (all of which are listed on Schedule 1.1(a)(vi)), to the extent that the transfer of such Permits is permitted by applicable Laws;
               (vii) all books and records (other than stock record books and corporate minute books), accounts, manuals, ledgers, files, documents, correspondence, studies, payroll and financial information, reports and other printed or written materials of Seller to the extent related to the Business or the Acquired Assets, in any form or medium, wherever located, including, without limitation, procurement and customer specifications, advertising materials, catalogs, price lists, mailing lists, lists of present and prospective customers, customer service records, credit records, distribution lists, photographs, production data, sales and promotional materials and records, purchasing materials and records, quality control records and procedures, blueprints and media materials, subject to any restrictions imposed by applicable Laws on the transfer of files and other materials related to classified programs (the “Books and Records”);
               (viii) all rights to causes of action, lawsuits, judgments, claims and demands of the Seller relating exclusively to the ownership, use, function or value of any Acquired Asset, whether by way of counterclaim or otherwise;
               (ix) all guarantees, warranties, indemnities or similar rights in favor of the Seller relating exclusively to the Acquired Assets;
               (x) the accounts receivable of and other similar rights of Seller to receive payment from a person or entity arising out of sales of the products and services of the Business, all of which accounts receivable and other similar rights of Seller are listed or described in reasonable detail on Schedule 1.1(a)(x) (the “Accounts Receivable”);
               (xi) all rights to insurance claims, related refunds and proceeds to the extent arising from or related to the Acquired Assets and the Assumed Liabilities (as defined in Section 1.1(c));
               (xii) all goodwill associated with the Business and the Acquired Assets, together with the right to represent to third parties that the Buyer is the successor to the Business and the Acquired Assets;
               (xiii) the prepaid expenses listed on Schedule 1.1(a)(xiii) (the “Prepaid Expenses”);
               (xiv) all Open Orders as of the Effective Time;

               (xv) the intellectual property rights to be granted to Buyer under the Trademark License and Software Sublicense Agreement to be entered into by the Parties pursuant to Section 1.5(b)(xvii).
          (b) Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Acquired Assets shall not include any of the following assets, all of which shall be retained by Seller (each, an “Excluded Asset”):
               (i) all cash and cash equivalents or similar investments, bank accounts, commercial paper, certificates of deposit, Treasury bills and other marketable securities, as well as the notes receivable listed on Schedule 1.1(b)(i);
               (ii) all assets, properties or rights listed on Schedule 1.1(b)(ii);
               (iii) all rights to insurance claims, related refunds and proceeds to the extent arising from or related to the Excluded Assets or the Excluded Liabilities (as defined in Section 1.1(d));
               (iv) all rights which accrue or will accrue to the benefit of the Seller under this Agreement or the Ancillary Agreements (as defined in Section 1.5(b));
               (v) all rights relating to refunds or recoupment of Taxes (as defined in Section 2.7) of the Seller, including rights under any legal or administrative proceedings relating thereto, whether or not yet commenced;
               (vi) all actions, claims, causes of action, rights of recovery, choses in action and rights of setoff of any kind arising before, on or after the Closing relating to the items set forth in this Section 1.1(b) or to any Excluded Liabilities;
               (vii) all corporate records of Seller, including, but not limited to, stockholder records, stock records, stock transfer journals, and board of directors and stockholder minutes;
               (viii) all books, records, accounts, ledgers, files, documents, correspondence, studies, Tax Returns (as defined in Section 2.7), payroll and financial information, reports and other printed or written materials to the extent related to any Excluded Assets or Excluded Liabilities;
               (ix) all employment-related contracts with employees of Seller, all Business Benefit Plans and any other assets of Seller which are associated with employment of its employees; and
               (x) all assets, properties or rights of Seller not otherwise specifically set forth in Section 1.1(a) hereof.

The Parties acknowledge and agree that the Excluded Assets shall not include (A) assets that are necessary for the ongoing operation and support of the Seller Intellectual Property, or (B) solely with respect to the manufacture, distribution, marketing, sale and support of the commercial products of the Business, (i) assets that cannot be obtained from any other source or supplier regardless of cost, (ii) assets that are non-replaceable, or (iii) assets for which no other item can be substituted as a functional equivalent; and Seller further acknowledges and agrees that to the extent the Excluded Assets include any asset described in the foregoing (A) or (B), any and all benefit expected to be obtained by Buyer from such assets shall be provided by Seller to Buyer pursuant to the Transition Services Agreement or Section 1.6 hereof.
          (c) Assumed Liabilities. On and subject to the terms and conditions set forth in this Agreement, as additional consideration for the Acquired Assets, on the Closing Date Buyer shall undertake, assume, perform and otherwise pay, satisfy and discharge, and hold Seller harmless from the following liabilities and obligations of Seller relating to the Business:
               (i) the liabilities and obligations associated with the Acquired Assets arising or to be performed on or after the Effective Time;
               (ii) the liabilities and obligations arising or to be performed on or after the Effective Time pursuant to Assigned Contracts (except to the extent such obligations accrued or become due in accordance with the terms of the Assigned Contract on or before the Effective Time);
               (iii) the liabilities and obligations arising or to be performed pursuant to (A) Pre-closing Warranty Claims up to a maximum amount of Six Hundred Thirty-eight Thousand Four Hundred Seventy-two US Dollars (US$638,472), and (B) all Post-closing Warranty Claims;
               (iv) the liabilities and obligations pursuant to Product Liability, but only to the extent caused by or attributable to products manufactured, sold or distributed, or services performed or rendered by or on behalf of Buyer or any of Buyer’s agents on or after the Effective Time; and
               (v) the liabilities and obligations set forth on the Latest Balance Sheet.
          (d) Excluded Liabilities. Notwithstanding anything to the contrary contained in this Agreement, Buyer will not assume or in any way become liable for, and Seller shall retain, all of Seller’s and its Affiliates’ debts, liabilities and obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due, including, without limitation, the following (the “Excluded Liabilities”):
               (i) the liabilities or obligations of Seller to any of their respective stockholders with respect to dividends, distributions to their respective stockholders in liquidation, redemptions of stock or otherwise;

               (ii) liabilities or obligations of Seller arising out of any transactions occurring, or liabilities or obligations incurred, except to the extent expressly assumed by Buyer pursuant to Section 1.1(c) hereof;
               (iii) any liabilities or obligations of Seller for expenses, Taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all of Seller’s (i) attorney’s and accountant’s fees, (ii) all broker’s and finder’s fees, and (iii) any commissions payable to any party by Seller;
               (iv) any liabilities or obligations of Seller under or arising out of this Agreement;
               (v) liabilities or obligations against which Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification) but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitee) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application or in entering unto the indemnity agreement;
               (vi) any liabilities or obligations of the Business to Seller or any Affiliate of Seller;
               (vii) any liabilities and obligations of Seller to indemnify its officers, directors, employees or agents;
               (viii) all Taxes imposed on Seller (including any Taxes of any other corporation) and any Taxes assessed against Seller by virtue of its status as a member of any consolidated group of which such other corporation was also a member;
               (ix) all liabilities and obligations of Seller relating to any collective bargaining agreement by and between Seller and any certified collective bargaining unit;
               (x) all liabilities and obligations arising under or imposed pursuant to Environmental Laws, whether or not attributable (A) to actions or failures to act by Seller, with respect to the ownership of, operation of, or properties utilized in connection with, the Business at any time prior to the Effective Time, or (B) to any property being transferred or leased to Buyer pursuant to this Agreement;
               (xi) all of Seller’s liabilities and obligations for employee benefits of the Business; and
               (xii) all other liabilities or obligations of Seller arising out of its conduct of the Business prior to the Effective Time, including without limitation, Permitted Liens; Pre-closing Warranty Claims in excess of Six Hundred Thirty-eight Thousand Four Hundred Seventy-two US Dollars (US$638,472); liabilities or obligations related to the infringement by any Seller of any intellectual property of another Person; liabilities or obligations of Seller relating to any Environmental Laws; and any liabilities or obligations related to any lawsuit, cause of action, litigation or legal proceeding with respect to any losses, occurrences or events occurring prior to the Effective Time, whether commenced prior to or after the Effective Time, except for those liabilities or obligations constituting a part of the Assumed Liabilities.
     1.2 Purchase Price. In consideration for the sale and transfer of the Acquired Assets, the Buyer shall assume the Assumed Liabilities as provided in Section 1.1(c) and shall pay to the Seller the aggregate amount of Three Million One Hundred Fifty Thousand US Dollars (US$3,150,000) (the “Purchase Price”), subject to adjustment pursuant to Section 1.3. In accordance with Section 1.5(b), at the Closing, the Purchase Price shall be delivered as follows: (a) by wire transfer from the Buyer to the Seller in the amount of Two Million Seven Hundred Fifty Thousand US Dollars (US$2,750,000); and (b) if applicable, execution and delivery by the Buyer of a secured promissory note (the “Note”) in the amount of Four Hundred Thousand US Dollars (US$400,000), together with interest thereon, which shall be in the form of Exhibit F attached hereto and made a part hereof, and which shall be subordinated to the Buyer’s institutional lender on terms satisfactory to such lender in its reasonable, sole discretion.
     1.3 Working Capital Adjustment.
          (a) For the purposes of this Section 1.3, the following words, terms and phrases shall have the following meanings:
     “Closing Date Adjustment” shall mean the adjustment to the Purchase Price amount payable at Closing, as determined pursuant to Section 1.3(b).
     “Net Working Capital” means the excess of (i) the current assets of the Business as of the Closing Date over (ii) the current liabilities of the Business as of the Closing Date, all determined in accordance with the Accounting Standards.
     “Target Working Capital” means Three Million US Dollars (US$3,000,000), as determined as of the date of, and based on, the Latest Balance Sheet.
     “Working Capital Statement” means a statement setting forth the Net Working Capital of the Business, which shall be prepared in accordance with the Accounting Standards.
          (b) On the Closing Date, Seller shall deliver to Buyer the Working Capital Statement certified by Seller, including a certification of the Net Working Capital. Based on such Working Capital Statement, an adjustment shall be made to the Purchase Price amount payable at Closing, as follows:
               (i) If the Net Working Capital amount set forth in the Working Capital Statement is greater than the Target Working Capital, the Purchase Price payable at Closing shall be increased on a dollar-for dollar basis by the amount of such excess, but only if Net Working Capital as set forth in the Working Capital Statement exceeds the Target Working Capital by Twenty-Five Thousand Dollars ($25,000) (the “Adjustment Collar”) or more. Such excess amount shall be paid by Buyer at the Closing by wire transfer.

               (ii) If the Net Working Capital amount set forth in the Working Capital Statement is less than the Target Working Capital, the Purchase Price payable at Closing shall be decreased on a dollar-for-dollar basis by the amount of such deficit, but only if Net Working Capital as set forth in the Working Capital Statement is less than the Target Working Capital by the Adjustment Collar or more. The amount of such deficit shall be deducted from the cash portion of the Purchase Price described in Section 1.2(a).
          (c) Within ninety (90) days after the Closing Date, Buyer shall prepare (in accordance with the Accounting Standards) and deliver to Seller a balance sheet of the Business as of the close of business on the Closing Date (“Buyer’s Balance Sheet”), which includes (i) a calculation of Net Working Capital, (ii) any adjustment to the Purchase Price based on such calculation (the “Post-closing Adjustment”), which adjustment shall be determined in the same manner prescribed under Section 1.3(b), and (iii) the difference, if any, between the Post-closing Adjustment amount and the Closing Date Adjustment amount. The calculations to be made pursuant to Sections 1.3(c)(ii) and (iii) above shall take into account that no Purchase Price Adjustment is to occur if Net Working Capital is within the Adjustment Collar.
          (d) Seller shall be deemed to have accepted Buyer’s Balance Sheet and the Post-closing Adjustment on the thirtieth (30th) day after delivery thereof if Seller does not give Buyer written notice of its objection by the close of business on such day. If Seller does not object to the Post-closing Adjustment within such thirty-day period, and the difference between the Post-closing Adjustment amount and the Target Working Capital amount is equal to or greater than Twenty-five Thousand US Dollars (US$25,000), then Seller shall pay to Buyer, or Buyer shall pay to Seller, as applicable, the entire amount of the difference between the Post-closing Adjustment amount and the Target Working Capital amount taking into account payments, if any, made pursuant to the Closing Date Adjustment. Such amount shall be paid in cash or by wire transfer of immediately available funds within thirty (30) days after the date of delivery of Buyer’s Balance Sheet to Seller. The Parties agree that, in the event the difference between the Post-closing Adjustment amount and the Target Working Capital amount, as reflected on Buyer’s Balance Sheet, is less than Twenty-five Thousand US Dollars (US$25,000), no adjustment to the Purchase Price amount shall be made hereunder.
          (e) If Seller objects to the Post-closing Adjustment, it shall notify Buyer in writing within thirty (30) days following delivery of Buyer’s Balance Sheet to Seller, setting forth in specific detail the bases for its objection and its proposal for any adjustments to the Post-closing Adjustment. Buyer and Seller shall use their best efforts to reach agreement as to any proposed adjustment or that no adjustment is necessary. If agreement is reached as to all proposed further adjustments, the parties shall make such adjustments and the Post-closing Adjustment shall be based thereon. If Buyer and Seller are unable to reach agreement within thirty (30) days, they shall engage McCrory & McDowell LLC, having an address at One Riverfront Center, 20 Stanwix Street, Pittsburgh, Pennsylvania (the “Independent Auditor”) to (i) review the proposed adjustments as to which agreement has not been reached and (ii) make a determination as to the resolution of the proposed adjustments to cause the Post-closing Adjustment to have been properly prepared in accordance with the provisions of this Agreement. All resolutions shall represent either (x) agreement with the position taken by Buyer or Seller or

(y) a compromise of such positions. The determination by the Independent Auditor shall be final, conclusive and binding upon Buyer and Seller. Thereafter, Seller shall pay to Buyer, or Buyer shall pay to Seller, as applicable, not later than ten (10) days following the determination of the adjustments by the Independent Auditor, by wire transfer, an amount equal to the difference between the Post-closing Adjustment amount, as determined by the Independent Auditor, and the Closing Date Adjustment amount. Any costs incurred in resolving such disagreement shall be borne equally by the parties.
     1.4 Allocation. The Buyer and the Seller agree to allocate the Purchase Price among the Acquired Assets for all purposes (including financial accounting and Tax purposes) in accordance with the allocation schedule to be prepared jointly by the Buyer and the Seller within thirty (30) days following the later of (i) the date of Seller’s acceptance of Buyer’s Balance Sheet or (ii) the resolution of any adjustments to the Post-closing Adjustment amount by the Independent Auditor. Thereafter, the Parties shall make consistent use of the allocation, fair market value and useful lives agreed to by the Seller and the Buyer for all Tax purposes and in all filings, declarations and reports with the U.S. IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.
     1.5 The Closing.
          (a) Time and Location. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Eckert Seamans Cherin & Mellott, LLC on the later of (a) May 15, 2009 and (b) ten (10) Business Days following satisfaction or waiver of all of the conditions set forth in Article VI hereof (the “Closing Date”). The Closing shall be effective as of 11:59 p.m. on the day immediately prior to the Closing Date (the Effective Time”), and Buyer shall be deemed to have acquired the Acquired Assets and to have assumed the Assumed Liabilities as of such Effective Time. For the purposes of this Agreement, a “Business Day” shall be any day other than (i) a Saturday or Sunday, or (ii) a day on which banking institutions located in Pittsburgh, Pennsylvania are permitted or required by law to remain closed.
          (b) Actions at the Closing. At the Closing:
               (i) the Seller shall execute and deliver the Bill of Sale in the form attached hereto as Exhibit A;
               (ii) the Seller shall execute and deliver the Trademark Assignment in the form attached hereto as Exhibit B;
               (iii) the Seller shall execute and deliver a Copyright Assignment in the form attached hereto as Exhibit C;
               (iv) the Seller shall execute and deliver a Patent Assignment in the form attached hereto as Exhibit D;

               (v) the Seller shall execute and deliver a Subordination Agreement in such form as may be reasonably satisfactory to the Buyer’s lender;
               (vi) the Seller and the Buyer shall execute and deliver such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of good and valid ownership of the Acquired Assets;
               (vii) the Seller and the Buyer shall execute and deliver the Assignment and Assumption Agreement in the form attached hereto as Exhibit E;
               (viii) the Buyer and the Seller shall execute and deliver such other instruments as the Seller may reasonably request in order to effect the assumption by the Buyer of the Assumed Liabilities;
               (ix) the Seller shall deliver to the Buyer all the Books and Records relating to the Acquired Assets or the Business;
               (x) the Buyer shall pay to the Seller the Purchase Price (subject to adjustment pursuant to Section 1.3(b) hereof) as follows: (1) payment of Two Million Seven Hundred Fifty Thousand US Dollars (US$2,750,000) in immediately available funds by wire transfer into an account designated by the Seller; and (2) execution and delivery of the Note in the form attached hereto as Exhibit F;
               (xi) the Seller shall deliver to the Buyer, or otherwise put the Buyer in possession and control of, (A) all of the Acquired Assets of a tangible nature free and clear of all Security Interests, except for Permitted Liens; and (B) the original execution copies, if available or required by applicable Laws, or copies of all of the Acquired Assets that are embodied in writing;
               (xii) the Seller shall deliver (or cause to be delivered) to the Buyer the following certificates, instruments and documents:
                    (A) all of the Third Party Consents listed on Schedule 1.5(b)(xii)(A) (the “Required Consents”), which shall be in writing and in a form reasonably satisfactory to Buyer;
                    (B) releases of all Security Interests on the Acquired Assets except for Permitted Liens;
                    (C) a certificate dated as of a date not earlier than seven (7) days prior to the Closing Date as to the good standing of the Seller in the Commonwealth of Pennsylvania and in all other United States jurisdictions where the Seller is required to register as a foreign corporation;

                    (D) a certificate of the Secretary or another executive officer of the Seller, dated as of the Closing Date, and certifying as to the incumbency of officers, the adoption of authorizing resolutions and other matters that are reasonably necessary in connection with the Closing and that the conditions to be satisfied by Seller pursuant to Section 6.3 below are satisfied in all respects; and
                    (E) the Permits required for the operation of the Business, all of which shall have been validly transferred to Buyer, other than Permits that are not permitted to be transferred by applicable Laws;
               (xiii) the Buyer shall deliver (or cause to be delivered) to the Seller a certificate of the Secretary or another executive officer of the Buyer, dated as of the Closing Date, and certifying as to the incumbency of officers, the adoption of authorizing resolutions and other matters that are reasonably necessary in connection with the Closing and that the conditions to be satisfied by Buyer pursuant to in Section 6.2 below are satisfied in all respects; and
               (xiv) the Parties shall have delivered to each other copies of all registrations, filings, notices, consents and approvals with or to Governmental Entities in connection with the transactions contemplated hereby (the “Governmental Filings”), all of which Governmental Filings are listed on Schedule 1.5(b)(xiv);
               (xv) the Operating Company and the Buyer shall execute and deliver to each other a Transition Services Agreement in the form attached hereto as Exhibit G;
               (xvi) the Operating Company and the Buyer shall execute and deliver to each other a Security Agreement in the form attached hereto as Exhibit H;
               (xvii) the Seller shall have terminated any and all employment-related agreements between the Seller and each Hired Employee and shall have executed and delivered to Buyer, with respect to each Hired Employee, a waiver and release in the form attached hereto as Exhibit I which releases the Hired Employees from their obligations under such employment-related agreements, so that the Hired Employees may accept employment with Buyer;
               (xviii) the Seller and Buyer shall execute and deliver to each other a Trademark License and Software Sublicense Agreement in the form attached hereto as Exhibit J to permit Buyer to use the Seller mark “Lighthouse” in connection with the manufacture, marketing and sale of certain products of the Business;
               (xix) the Parties shall execute and deliver to each other a cross-receipt evidencing the transactions referred to above.
The agreements and instruments referred to in clauses (i) through (xix) above are referred to herein as the “Ancillary Agreements.”
     1.6. Consents to Assignment.

          (a) Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an attempt or agreement to assign or transfer any Assigned Contract or Permit, or any claim, right or benefit arising thereunder or resulting therefrom or to undertake to make a Governmental Filing, if an attempted assignment or transfer thereof or an undertaking to make a filing, which by its terms or under any Laws is nonassignable without the consent, approval or acknowledgement of a third party thereto or of the issuing Governmental Entity, unless and until such consent, approval or acknowledgment shall have been obtained. The Parties agree to use all reasonable efforts and to cooperate and provide each other with reasonable assistance, to do all thing necessary or appropriate to obtain such consents, approvals and acknowledgements so that all right, title and interest of Seller with respect to the applicable asset or obligation shall be novated or assigned to Buyer effective as of the Closing.
          (b) If such consent, approval, acknowledgement or filing (a “Deferred Consent”) is not obtained at or prior to the Closing, or if an attempted assignment or transfer thereof would be ineffective or would affect the rights thereunder so that the Buyer would not receive all such rights from and as of the Closing, then, in each such case, (i) the Assigned Contract, Permit or Governmental Filing to which such Deferred Consent relates (a “Deferred Item”) shall be excluded from the definition of Acquired Assets (without any reduction in the Purchase Price) only for such period of time until the such Deferred Consent shall have been obtained, (ii) from and after the Closing, the Seller and the Buyer will cooperate, in all reasonable respects, to obtain such Deferred Consent as soon as reasonably practicable after the Closing, and (iii) until such Deferred Consent is obtained, the Seller and the Buyer will cooperate, in all reasonable respects, to provide to the Buyer, whether through a subcontracting arrangement or otherwise, the benefits under the Deferred Item to which such Deferred Consent relates (with the Buyer entitled to all the gains and responsible for all the losses, Taxes, liabilities and/or obligations thereunder). All such Deferred Items shall be held by Seller for the benefit of Buyer and the covenants and obligations thereunder shall be performed by Buyer in such Seller’s name and all benefits and obligations existing thereunder shall be for Buyer’s account. Seller shall take or cause to be taken such actions in its name or otherwise as Buyer may reasonably request so as to provide Buyer with the benefits of the Deferred Item and to effect collection of money or other consideration that becomes due and payable under the Deferred Item, and Seller shall promptly pay over to Buyer all money or other consideration received by it in respect of all Deferred Items. As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Law and the terms of the Deferred Items, to perform all the obligations and receive all the benefits of Seller under the Deferred Items.
          (c) Each Party shall bear its own costs in connection with obtaining all Deferred Consents. Neither Party shall have any obligation to make any economic concession to a third party as a condition to obtaining a Deferred Consent.
          (d) Nothing in this Section 1.6 shall be deemed to affect, modify, or release Seller from its obligations under Section 1.5(b)(xii)(A), the performance of which is a condition precedent to Buyer’s obligation to consummate the transactions contemplated hereby, as set forth in Section 6.3 hereof.

     1.7 Further Assurances. At any time and from time to time after the Closing Date, as and when requested by any Party hereto and at such Party’s expense, the other Party or Parties shall promptly execute and deliver, or cause to be executed and delivered, all such documents, instruments and certificates and shall take, or cause to be taken, all such further or other actions as are necessary to evidence and effectuate the transactions contemplated by this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
     The Seller represents and warrants to the Buyer that the statements contained in this Article II are true and correct as of the date hereof and as of the Closing Date, except as set forth in the Disclosure Schedule comprised of the various Schedules described in this Agreement and attached hereto as provided by the Seller to the Buyer on the date hereof (the “Disclosure Schedule”). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. With respect to any representation, warranty or statement of the Seller in this Agreement that is qualified by or to the Seller’s knowledge, such knowledge (“Seller’s Knowledge” or “Knowledge of Seller”) shall be deemed to exist if, at the time as of which such representation, warranty or statement was made, any of Joseph Ferrara, Kenneth Shebek, Joseph O’Brien, Sara Antol, Gary W. Bogatay, Jr., or R. Joseph Fink had actual knowledge of the fact or matter to which such qualification applies or could reasonably be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation. For purposes of this Agreement, “Material Adverse Effect” means any single change, effect or circumstance or series of changes, effects or circumstances that, individually or in the aggregate, has a material adverse effect on the business, financial condition, results of operations of the Business or the Acquired Assets (other than (i) changes, effects or circumstances that are the result of economic factors affecting the economy as a whole or that are the result of factors generally affecting the industry in which the Business competes, (ii) the announcement of the transactions described in this Agreement or the consummation of the Closing, and (iii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, or (iv) arising out of or resulting primarily from actions contemplated by the Parties in connection with this Agreement or the Ancillary Agreements (other than consummation of the Closing).
     2.1 Organization, Qualification; Corporate Power; Capacity.
          (a) Schedule 2.1(a) contains a complete and accurate list of the Seller’s jurisdiction of incorporation and all other United States jurisdictions in which the Seller is qualified to do business as a foreign corporation.
          (b) The Operating Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to conduct business as a foreign corporation under the laws of each jurisdiction where the

Business is conducted, except where the failure to be so qualified would not have a Material Adverse Effect.
          (c) The IP Owner is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to conduct business as a foreign corporation under the laws of each jurisdiction where the Business is conducted, except where the failure to be so qualified would not have a Material Adverse Effect.
     2.2 Authority. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Seller of this Agreement and such Ancillary Agreements, and the consummation by the Seller of the transactions contemplated hereby and thereby, have been validly authorized by all necessary and proper corporate action on the part of the Seller. This Agreement and such Ancillary Agreements are validly executed and delivered by the Seller and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Buyer, constitute valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies and the effect of the exercise of judicial discretion in accordance with general principles of equity.
     2.3 Noncontravention. Except as set forth on Schedule 2.3, neither the execution and delivery by the Seller of this Agreement or the Ancillary Agreements to which the Seller is a party, nor the consummation by the Seller of the transactions contemplated hereby or thereby will:
          (a) conflict with or violate any provision of the charter or bylaws or other governing documents of the Seller or any resolution adopted by the board of directors of Seller;
          (b) require on the part of the Seller filing with, or any permit, authorization, consent or approval of, any Governmental Entity except for any filing, permit, authorization, consent or approval that would not reasonably be expected to result in a Material Adverse Effect;
          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate or modify, or require any notice, consent or waiver under, any contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness or Security Interest (as defined below) to which the Seller is a party or by which the Seller is bound or to which any of the Acquired Assets are subject, except for (i) other than in the case of the creation of a Security Interest, any conflict, breach, default, acceleration or right to terminate or modify that would not reasonably be expected to result in a Material Adverse Effect, or (ii) other than in the case of the creation of a Security Interest, any notice, consent or waiver the absence of which would not reasonably be expected to result in a Material Adverse Effect; or

          (d) to the Knowledge of Seller, violate any Laws or any other order, writ, injunction or decree or statute, rule or regulation applicable to, the Business, Acquired Assets or Assumed Liabilities.
     2.4 Financial Statements.
          (a) Schedule 2.4 includes true, correct, and complete copies of the unaudited Statement of Assets and Liabilities and the related income statements of the Business as of and for the periods ended December 31, 2006, 2007 and 2008 and the unaudited interim financial statements of Seller as of and for the period ended February 21, 2009 (the “Financial Statements”). The Financial Statements have been prepared in accordance with the Books and Records of the Business and in accordance with the Accounting Standards, and present fairly and accurately, in all material respects, the financial position, assets and liabilities of the Business and the results of its operations, and changes in its financial position, for the periods indicated. The Books and Records used in the preparation of the Financial Statements have been prepared in accordance with GAAP and present fairly and accurately the matters set forth therein. For the purposes of this Agreement, “GAAP” shall mean United States generally accepted accounting principles consistently applied. Schedule 2.4 includes a true, correct and complete description of the differences between the Accounting Standards and GAAP.
          (b) Since December 31, 2008, Seller has not identified or been made aware of any fraud that involves the Acquired Assets, the Business or its management, or other current employees or any claim or allegation regarding any of the foregoing and Seller has not received any written notice from its independent accountants regarding any of the foregoing.
          (c) The Books and Records have been made available to Buyer prior to the Closing Date pursuant to Section 5.4 hereof and set forth all material transactions affecting the Business or the Acquired Assets. Such Books and Records are complete and correct in all material respects and have been properly kept and maintained. Except as set forth on Schedule 2.4, the Books and Records have been kept and maintained in a manner sufficient to provide reasonable assurance regarding the reliability of financial statements in accordance with GAAP, including without limitation, internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific existing authorization; and (iv) the recorded intervals and appropriate actions are taken with respect to any differences.
     2.5 Consents and Approvals of Governmental Entities and Others. Except as noted in Schedule 2.5, no approval or authorization of, filing or registration with, or notification to, any Governmental Entity is required in connection with the execution and delivery of this Agreement and/or the Ancillary Agreements by Seller or the performance of its obligations hereunder and thereunder or the consummation of the transactions contemplated hereby or thereby. Except as noted in Schedule 2.5, no consent, approval or authorization of any Person is required in connection with the execution or delivery of this Agreement by Seller, the transfer to Buyer of the Acquired Assets, or the performance by Seller of any other obligation under this Agreement and/or the Ancillary Agreements. The matters set forth on Schedule 2.5 are referred to herein as the “Third Party Consents”.
     2.6 Absence of Certain Changes. Except as contemplated by this Agreement, since December 31, 2008, there have not been any changes in the financial condition or results of operations of the Business, except for changes that would not reasonably be expected to result in a Material Adverse Effect. Except as contemplated by this Agreement and except as set forth on Schedule 2.6, since December 31, 2008, the Seller has conducted the Business in the ordinary course consistent with prior practice and has not taken any of the following actions (or permitted any of the following events to occur) with respect to the Business:
          (a) sold, leased, assigned, licensed or otherwise transferred any portion of the assets used in the Business, including without limitation, any Seller Intellectual Property, in a single transaction or series of related transactions, except in the ordinary course of business;
          (b) made any capital expenditures or entered into any contract, lease, license or commitments in an amount in excess of Twenty-Five Thousand Dollars (US$25,000), except in the ordinary course of business;
          (c) acquired any operating business, whether by merger, stock purchase or asset purchase;
          (d) incurred or guaranteed any indebtedness for borrowed money, except in the ordinary course of business;
          (e) entered into any employment, compensation or deferred compensation agreement (or any amendment to any such existing agreement) with any officer or other employee of the Business whose annual base salary exceeds Twenty-Five Thousand Dollars (US$25,000), except in the ordinary course of business;
          (f) materially amended the terms of any existing Business Benefit Plan (as defined in Section 2.17(a)), except as required by Law;
          (g) materially changed its accounting principles, methods or practices, except in each case to conform to changes in GAAP;
          (h) made any modification to any Material Contracts or Permits;
          (i) entered into or assumed any Material Contract;
          (j) subjected any of the Acquired Assets to any Security Interest (except for Permitted Liens);
          (k) made any capital expenditure (or series of related capital expenditures) relating to the Business either involving more than $25,000 or outside the ordinary course of business;

          (l) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans and acquisitions) either involving more than $25,000 or outside the ordinary course of business;
          (m) delayed or postponed the payment of accounts payable and other liabilities or obligations of the Business outside the ordinary course of business;
          (n) cancelled, compromised, waived or released any right or claim (or series of related rights and claims) of the Business involving more than $25,000);
          (p) experienced any damage, destruction or loss (whether or not covered by insurance) to the property of the Business exceeding $25,000;
          (q) made any loan to, or entered into any other transaction with, any of its directors, officers, employees or Affiliates outside the ordinary course of business;
          (r) entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement relating to the Business;
          (s) granted any increase in the base compensation of any of the managers or key employees of the Business outside the ordinary course of business;
          (t) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of the managers or key employees of the Business (or taken any such action with respect to any other employee benefit plan);
          (u) made any other change in employment terms for any of the managers or key employees of the Business;
          (v) received any written or, to Seller’s Knowledge, any oral, notice from any customer with respect to termination of contracts or work orders or disputes;
          (w) received any written or, to Seller’s Knowledge, any oral, notice with respect to Product Liability claims; or
          (x) entered into any agreement or commitment with respect to any of the matters referred to in paragraphs (a) through (w) of this Section 2.6.
     2.7 Related Party Transactions. None of Seller’s Affiliates or any of Seller’s directors, officers or employees owns any asset which is used in the Business.
     2.8 Tax Matters. Except as set forth on Schedule 2.8,

          (a) The Seller has timely filed or had timely filed on its behalf all Tax Returns (as defined below) that it was required to file (separately or as part of a consolidated, combined or unitary group) and all such Tax Returns were true, correct and complete, except for any error or omission that would not reasonably be expected to result in a Material Adverse Effect. Without limiting the generality of the foregoing, Seller is qualified as a foreign corporation and has timely filed all required Tax Returns and annual reports, and has timely paid all required Taxes, in each United States jurisdiction in which it has done business. The Seller has timely paid (or had timely paid on its behalf) all Taxes (including, but not limited to, all sales taxes) that have become due and payable for all periods covered by the Tax Returns and any interim payments which may have been required under Law since the date of such Tax Returns, except where the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect. Seller has not received a written notice from a Governmental Entity, located in a United States jurisdiction where the Seller does not file Tax Returns, claiming that the Business or Acquired Assets are subject to taxation in such jurisdiction. Neither the IRS nor any other Governmental Entity is now asserting or, to the Knowledge of the Seller, threatening to assert against the Seller any deficiency or claim for additional Taxes or any adjustment of such Taxes. The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid (or deemed paid for income Tax purposes) to any employee, independent contractor, creditor, stockholder or other Person.
          (b) Except as set forth on Schedule 2.8(b), no audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Seller. There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Entity in writing or (ii) as to which any of the directors, officers or representatives of Seller, respectively, have knowledge based upon personal contact with any agent of such Governmental Entity.
          (c) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes.
          (d) There are no Security Interests on the Acquired Assets that have arisen or could arise in connection with any prior failure by Seller to pay any Tax. All Taxes that the Seller is or was required by Laws to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Entity.
     2.9 Acquired Assets.
          (a) The Seller has and will have at Closing good and valid title to, a good and valid leasehold interest in, or a good and valid license or right to use, as the case may be, all of the Acquired Assets, free and clear of all Security Interests, except for Permitted Liens. Immediately after the Closing, subject to obtaining the Deferred Consents, the Buyer will be the sole owner of all of the Acquired Assets, free from any Security Interest, except for Permitted Liens. Except as set forth on Schedule 2.9(a), the Acquired Assets comprise all of the assets that are used or useful for the continued conduct of the Business by the Buyer after the Closing in the manner that the Business is now being conducted by the Seller, except for the sale of inventory and the disposition of other assets of the Business in the ordinary course and consistent with past practices of the Business.
          (b) Schedule 2.9(b) contains a true, correct and complete listing of any Acquired Assets which are located at sites other than sites occupied by Seller, including, but not limited to, domestic or foreign sites owned or leased by contract manufacturers of Seller.
          (c) Except as noted in Schedule 2.9(c), as of the Effective Time, all of the Acquired Assets shall be adequate for use, occupancy or operation by Buyer in the Business in the same manner that Seller has used, occupied or operated such Acquired Assets in its operation of the Business for the immediately preceding twelve (12) months.
          (d) All the Acquired Assets of Seller are in good operating order, condition and repair, except for routine maintenance in the ordinary course of business.
     2.10 Undisclosed Liabilities. Except to the extent (i) reflected or reserved against in the Latest Balance Sheet, (ii) incurred in the ordinary course of business after the date of the Latest Balance Sheet (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law) or (iii) described on Schedule 2.10, Seller does not have any Liabilities in respect of the Business, other than performance obligations with respect to contracts of Seller that would not be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP or in the footnotes thereto.
     2.11 Environmental Matters. Seller has materially complied with all Environmental Laws applicable to the Business, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Seller alleging any failure to so comply. Seller has obtained and is in compliance with all permits, licenses and other authorizations required pursuant to Environmental Laws for the occupation of the Real Property and the operation of the Business; and all such permits, licenses and other authorization are set forth on Schedule 2.11. Seller has not received any notice of any actual or alleged violations or Liabilities, including any investigatory, remedial or corrective obligations, arising under Environmental Laws in connection with its conduct of the Business. Seller has not assumed or otherwise become subject to any Liability, including any investigatory, remedial or corrective obligations, of any other Person arising under Environmental Laws. Seller has provided Buyer with all environmental audits, reports and other material environmental documents currently maintained by Seller that relate to Seller’s past or current properties, facilities and operations with respect to the Business, except for audits, reports and other documents relating to the facility formerly leased by Seller and located at 7020 Professional Parkway East, Sarasota, Florida 34240.
     2.12 Real Property. Except as set forth on Schedule 2.12, the Seller does not own or lease any real property in connection with the Business. Schedule 2.12 sets forth the address of all real property currently leased by the Seller in connection with the Business (the “Real Property”) and each lease pursuant to which the Seller currently leases the Real Property. Seller has provided to Buyer a true, correct and complete copy of each such lease.

     2.13 Intellectual Property.
          (a) Schedule 2.13(a) sets forth a true, correct and complete list of all Seller Intellectual Property that is (i) owned by the Seller (the “Owned Seller Intellectual Property”), and (ii) licensed or otherwise made available for use to the Seller by third parties (the “Licensed Seller Intellectual Property”).
          (b) Except as set forth on Schedule 2.13(b), the Seller is the sole owner of all Owned Seller Intellectual Property. The Seller has a license or the valid right to use, pursuant to a Contract, all Licensed Seller Intellectual Property. The Seller Intellectual Property is (i) free and clear of all Security Interests, except for Permitted Liens and (ii) except as set forth in the Schedule 2.13(b), not subject to any requirement of any past, present or future royalty payments, license fees, charges or other payments or restrictions, and the Seller has no Knowledge of any such claim or reasonable basis upon which such a claim can be made. Except as set forth on Schedule 2.13(b), the Seller Intellectual Property comprises all of the Intellectual Property used in the Business. Immediately after the Closing, the Buyer will be the sole owner of all Owned Seller Intellectual Property, free from any Security Interest, except for Permitted Liens, and on the same terms and conditions as in effect prior to the Closing. Immediately after the Closing, the Buyer will have the right to use all Licensed Seller Intellectual Property, free from any Security Interest, except for Permitted Liens, and on the same terms and conditions as in effect prior to the Closing. Except as noted in Schedule 2.13(b), (A) all patents, copyrights (where such registration is permitted or required by applicable law), trademarks, tradenames and service marks included in the Seller Intellectual Property (i) are registered to or owned by or licensed to Seller, (ii) are, to the Knowledge of Seller, valid and enforceable (or, in the case of any unregistered or unpatented rights, may be freely used by Seller) or pending (in the case of patents), and (B) all annuities, if any, are fully paid.
          (c) Schedule 2.13(c) sets forth all Contracts relating to the Seller Intellectual Property pursuant to which (i) the Seller has licensed, sublicensed or otherwise granted the right of use of Owned or Licensed Seller Intellectual Property to third parties, and (ii) the Seller has been granted a license or the right to use the Licensed Seller Intellectual Property. All of the agreements and arrangements set forth on Schedule 2.13(c) are (i) in full force and effect and enforceable in accordance with their terms, and no default exists or is threatened thereunder by the Seller, or, to the Knowledge of the Seller, by any other person or entity, and (ii) are free and clear of all Security Interests, except for Permitted Liens. The Seller has made available to the Buyer true, correct and complete copies of all Contracts set forth on Schedule 2.13(c).
          (d) Except as set forth on Schedule 2.13(d), to the Knowledge of the Seller, the use of the Seller Intellectual Property in connection with the Business does not infringe upon or otherwise conflict with any intellectual property rights of any person or entity. To the Knowledge of the Seller, the Owned Seller Intellectual Property is not being infringed and is not being used or available for use by any person or entity without a license or permission from the Seller.

          (e) Except as set forth in on Schedule 2.13(e), no claim or demand of any person or entity has been made against the Seller or, to the Knowledge of the Seller, threatened, nor is there any litigation that is pending or, to the Knowledge of the Seller, threatened, that (i) challenges the rights of the Seller in respect of any Owned Seller Intellectual Property or (ii) asserts that the Owned Seller Intellectual Property is infringing or otherwise in conflict with any intellectual property or related right of any third party. None of the Seller Intellectual Property is subject to any outstanding order, ruling, decree, judgment or stipulation by or with any court, tribunal, arbitrator or other Governmental Entity.
          (f) For purposes of this Section 2.13, the terms “Seller Intellectual Property” and “Licensed Intellectual Property” shall include the intellectual property rights granted to Buyer under the Trademark License and Software Sublicense Agreement to be entered into by the Parties pursuant to Section 1.5(b)(xvii).
     2.14 Contracts.
          (a) Schedule 2.14 lists all Contracts (and amendments or supplements thereto) which are being assigned to Buyer as part of the Acquired Assets and which are within the categories below:
               (i) any Contract (or group of related Contracts with the same party) for the lease of personal property from or to third parties providing for lease payments the remaining unpaid balance of which is in excess of One Thousand US Dollars (US$1,000) or over the last twelve (12) months has involved the aggregate or contingent payment by the Seller in excess of Ten Thousand US Dollars (US$10,000);
               (ii) any Contract (or group of related Contracts with the same party) for the purchase or sale of products or services under which the undelivered balance of such products and services is in excess of Ten Thousand US Dollars (US$10,000) or over the last twelve (12) months has involved the aggregate payment or contingent payment by the Seller in excess of Ten Thousand US Dollars (US$10,000);
               (iii) any Contract (or group of related Contracts with the same party) which involves a payment to be made to the Seller in excess of Ten Thousand US Dollars (US$10,000), or over the last twelve (12) months has involved the aggregate payment or potential payment to the Seller in excess of Ten Thousand US Dollars (US$10,000), either pursuant to a Contract with a customer of the Business or pursuant to any other Contract for the sale of goods and services outside of the ordinary course of business;
               (iv) leases, asset purchase agreements or other acquisition or divestiture Contracts, including, but not limited to, any Contracts relating to the sale, lease or disposal of any Acquired Assets and Contracts involving continuing indemnity or other obligations;

               (v) any Contract establishing a partnership, joint venture or similar arrangement for sharing profits or expenses (including, but not limited to, any joint research and development and joint marketing Contracts);
               (vi) any Contract (or group of related Contracts with the same party) under which the Seller has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness the outstanding balance of which is more than Ten Thousand US Dollars (US$10,000) or under which the Seller has imposed a Security Interest on any of its assets, tangible or intangible, relating to the Business;
               (vii) any Contract that prohibits the Business from freely engaging in business anywhere in the world;
               (viii) any Contracts memorializing employment, consulting, agency or collective bargaining arrangements or Contracts with any current unaffiliated sales representative, manufacturer’s representative, contract manufacturer, distributor, dealer, agent, independent contractor, consultant, parent, subsidiary or affiliate of the Seller involving Ten Thousand US Dollars (US$10,000) or more;
               (ix) capitalized lease or sale leaseback or conditional sale Contracts;
               (x) any Contract concerning confidentiality, non-competition and/or non-solicitation;
               (xi) any Contract (or group of related Contracts) regarding settlement, conciliation or other similar agreement involving an amount in excess of Ten Thousand US Dollars (US$10,000);
               (xii) power of attorney granted by or to Seller in connection with the Business, other than powers of attorney granted by Seller to its customs brokers;
               (xiii) agreement not entered into in the ordinary course of business with respect to the Business;
               (xiv) other agreement that cannot be terminated within thirty (30) days after giving notice of termination without resulting in any cost or penalty to Seller; and
               (xv) any other agreement that is material to the Business.
          (b) The Seller has made available to the Buyer a true, correct and complete copy of each Contract listed on Schedule 2.14, and true and complete memoranda of all oral Contracts listed on Schedule 2.14, together with all amendments or supplements to the foregoing. All such Contracts are in full force and effect and enforceable by the Seller in accordance with their terms. The Seller has not and, to the Knowledge of the Seller, no other party to any such Contract has breached or defaulted thereunder and, to the Knowledge of Seller, there exists no condition or event which, after notice or lapse of time or both, would constitute any such breach or default.
     2.15 Litigation. Except as set forth on Schedule 2.15, there is no Lawsuit pending or, to the Knowledge of the Seller, threatened against or relating to the Seller, in connection with the Acquired Assets or the Business (or against any Active Employee).
     2.16 Employment Matters.
          (a) Schedule 2.16(a) contains a list of all Potential Employees who are a party to a non-competition agreement with the Seller; and true, correct and complete copies of such agreements have previously been delivered to the Buyer.
          (b) The Seller has not experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute with respect to Active Employees. The Seller is not a party to or bound by any collective bargaining agreement relating to Active Employees, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any Active Employees. Seller has no Knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to the Active Employees.
          (c) No executive, manager or key employee of the Business has delivered written notice to Seller that such person is terminating, or intends to terminate, his or her employment with Seller.
          (d) Attached hereto as Schedule 2.16(d) is a list of all Active Employees of the Business or consultants to the Business (including, without limitation, sales representatives and other recruiters but excluding attorneys, accountants and similar service providers) who are employed or providing services in connection with the operation of the Business including: name; length of service; job title; rate of base salary, bonuses and other incentive compensation; and identifying all contracts, agreements, commitments and arrangements, written or oral with such employees or consultants. True, correct and complete copies of all agreements between Seller and such Active Employees or consultants and all amendments thereto have been made available to Buyer. There is no employment related charge, complaint, grievance, investigation or inquiry pending or, to the Knowledge of Seller, threatened with respect to any alleged violation or breach by Seller (or its officers or directors) of any Law or Contract with respect to employment matters.
     2.17 Employee Benefits.
          (a) Schedule 2.17(a) contains a true, correct and complete list of all Employee Benefit Plans (as defined below) maintained, or contributed to, with respect to the Business by the Seller or any ERISA Affiliate (as defined below) for the benefit of the Active Employees (and their beneficiaries) (the “Business Benefit Plans”). For purposes of this Agreement, “Employee Benefit Plan” means (i) any “employee pension benefit plan” (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended

(“ERISA”)), other than a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) (a “Multiemployer Plan”), (ii) any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and (iii) to the extent applicable to more than one (1) employee, any other written or oral plan, agreement or arrangement involving compensation, including, without limitation, insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, or fringe benefits, but excluding any Employee Benefit Plan required to be maintained or contributed to under foreign Law. For purposes of this Agreement, “ERISA Affiliate” means any entity that is a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes the Seller. Complete and accurate copies of all Business Benefit Plans and all material related trust agreements, insurance contracts and summary plan descriptions have been made available to the Buyer.
          (b) Neither the Seller nor any ERISA Affiliate, with respect to the Business, has ever maintained or been required to contribute to any Employee Benefit Plan subject to Title IV of ERISA or to any Multiemployer Plan.
          (c) To Seller’s Knowledge, no act or omission has occurred and no condition exists with respect to any Business Benefit Plan maintained by the Seller, any of its Affiliates or any ERISA Affiliate that would subject the Seller or the Buyer to any fine, penalty, Tax or liability of any kind imposed under ERISA or the Code (other than liabilities for benefits accrued under Business Benefit Plans for Active Employees and their beneficiaries) .
          (d) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unfunded obligations under any Business Benefit Plan providing welfare benefits after termination of employment to any Active Employee (or to any beneficiary of any such employee), excluding continuation of health coverage required to be continued under Section 4980B of the Code or other similar applicable Laws.
          (e) Except as set forth on Schedule 2.17(e), the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Active Employee to severance pay, unemployment compensation or any other payment that will result in a liability to Seller or Buyer, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, through a grantor trust or otherwise, or increase the amount of, compensation or benefits due any such employee or trigger any other material obligation pursuant to, any Business Benefit Plan, (iii) result in any breach or violation of, or a default under, any Business Benefit Plan, or (iv) in respect of any Business Benefit Plan that is subject to the Code, result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

     2.18 Legal Compliance. The Seller is in compliance in all material respects with all applicable Laws currently in effect with respect to the Business and the Acquired Assets. The Seller has not received written notice of any pending action, suit, proceeding, hearing, investigation, claim, demand or notice relating to the Business alleging any failure to so comply and, to the Seller’s Knowledge, no such action, suit, proceeding, hearing, investigation, claim, demand or notice has been threatened.
     2.19 Permits. Schedule 2.19 sets forth a true, correct and complete list of all Permits necessary under Law for the conduct of the Business, as currently conducted. Except as set forth on Schedule 2.19, Seller has all Permits necessary under Law for the conduct of the Business as currently conducted. All Permits are in full force and effect and Seller has received no written notice threatening the suspension or cancellation of any such Permit. No additional licenses, permits, certificates of authority, authorizations, approvals, registrations or similar consents will be required with respect to the Business by virtue of the execution, delivery of performance of this Agreement by the Parties hereto to enable Buyer to continue to conduct the Business in the same manner in which the Business has been conducted by Seller prior to Closing.
     2.20 Brokers’ Fees. The Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (other than to Needham & Company, LLC, the fees and expenses of which shall be paid solely by the Seller).
     2.21 Insurance. Schedule 2.21 lists each material insurance policy relating to the Business and to which Seller is currently a party (including, but not limited to, fire, theft, casualty, comprehensive general liability, workers compensation, business interruption, environmental, product liability and automobile insurance policies and bond and surety arrangements) relating to the Business, all of which are in full force and effect. There is no claim relating to the Business or the Acquired Assets pending under any such policy as to which coverage has been questioned, denied or disputed by the underwriter of such policy, and the Seller is otherwise in compliance in all material respects with the terms of such policies. The Seller has not received written notice of any actual or threatened termination of any such policy or a reduction in coverage or increase in premiums in such policies.
     2.22 Inventories.
          (a) The level of Inventory is appropriate for Buyer to conduct the Business following the Closing Date as the Business is currently conducted by Seller. All Inventories reflected in the Financial Statements have been recorded in accordance with GAAP, applied on a consistent basis and are reflected at the lower of cost or market on a first in/first out basis.
          (b) Except as otherwise set forth on Schedule 2.9(c), the Inventory is in good condition and suitable and usable in the ordinary course of business and none of the Inventory is obsolete, defective or damaged. Except as otherwise set forth on Schedule 2.9(c), the finished goods Inventory is of good quality and quantity and is identical to the products which have been sold by Seller during the periods indicated on the Financial Statements. To Seller’s Knowledge, there is no condition affecting the supply of components or materials available to the Business that would have a Material Adverse Effect. All Inventory is owned by the Seller free and clear of all Security Interests. To Seller’s Knowledge, no supplier of the Business is in violation of any Laws, which violation has, will have, or could reasonably be expected to adversely affect such supplier’s ability to produce or supply the Business with any product necessary for the operations of the Business. Schedule 2.22 lists the locations of all material amounts of Inventory.
     2.23 Warranty Claims.
          (a) Except as set forth on Schedule 2.23, there are no pending or, to the Knowledge of the Seller, threatened Warranty Claims. To Seller’s Knowledge, there are no facts upon which a claim could be based against Seller for goods or services which are defective or fail to meet any product warranties or contract or industry standards.
          (b) The reserves for Warranty Claims shown on the Latest Balance Sheet are consistent with the past practices of Seller and, in the reasonable judgment of Seller, are expected to be fully adequate to cover all Warranty Claims made or to be made against any products or services of Seller sold or provided on or prior to the Closing Date in connection with the Business.
          (c) Schedule 2.23 contains a correct and complete description or copy of each of the product and/or service warranties of Seller which are applicable to the Business.
     2.24 Product Liability. Except as set forth on Schedule 2.24, to the Knowledge of the Seller, the Seller has no liability or obligation arising out of any injury to individuals or property, whether based on strict liability, negligence, breach of warranty (express or implied), breach of contract or otherwise, as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by, or any service provided by, Seller (or any Person for which Seller may be responsible) in connection with the Business.
     2.25 Accounts Receivable. All accounts receivable that are reflected on the Financial Statements represent valid obligations of the obligors arising from sales actually made or services actually performed by Seller in the ordinary course. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course, under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable. Schedule 2.25 contains a true, correct and complete list of all accounts receivable as of the date of the Latest Balance Sheet, which list sets forth the aging of each such account receivable. The reserves for non-collectability reflected in the Financial Statements have been determined in accordance with GAAP. Since the date of the Latest Balance Sheet, Seller has not discounted any accounts receivable except in the ordinary course of business consistent with past practices.
     2.26 No Fraudulent Intent. Neither the execution and delivery of this Agreement, nor the performance of any actions required hereunder or described herein, is being consummated by the Seller with or as a result of any actual intent to defraud any entity to which the Seller is now or will hereafter become indebted.

     2.27 Absence of Sensitive Payments. Seller has not made any contributions, payments or gifts to or for the private use of any governmental official, governmental employee or governmental agent in any amount where either the payment or the purpose in making such contribution, payment or gift is illegal under the laws of the United States or any other jurisdiction; Seller has not established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on its books; and Seller has not made any payments to any Person with the intention or understanding that any part of such payment was to be used for any purpose other than that described in the document supporting the payment.
     2.28 No Prior Sale or Licensing of Acquired Assets. Seller (i) is not a party to any license with respect to, (ii) has not made any sale, pledge or other transfer of or (iii) has granted any rights or options to purchase or acquire, all or any part of the Acquired Assets, except as contemplated by this Agreement, licenses set forth in applicable Assigned Contracts and sales of product in the ordinary course of business.
     2.29 Customers and Suppliers. Schedule 2.29 contains a list of the ten largest customers and the five largest suppliers of the Business for the fiscal years ended December 31, 2007 and 2008, and includes the net sales or purchases by the Company attributable to each such customer or supplier for each such period. No customer or supplier listed on Schedule 2.29, nor any other material customer or supplier of the Business, has provided Seller written notice that it intends to cease doing business with the Seller or decrease the amount of business it does with the Seller in any material respect.
     2.30 Disclosure. Seller has delivered to Buyer true, correct and complete copies of all contracts, agreements and other documents listed in the Disclosure Schedules to, or referenced in this Agreement, and all modifications and amendments to any of the foregoing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
     The Buyer represents and warrants to the Seller that the statements contained in this Article III are true and correct as of the date hereof and as of the Closing.
     3.1 Organization. Buyer is a limited partnership duly organized and validly subsisting under the laws of the Commonwealth of Pennsylvania.
     3.2 Authority. Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by the Buyer of this Agreement and such Ancillary Agreements, and the consummation by the Buyer of the transactions contemplated hereby and thereby, have been validly authorized by all necessary and proper limited partnership action on the part of the Buyer. This Agreement and such Ancillary Agreements are validly executed and delivered by the Buyer and, assuming this Agreement and each such Ancillary Agreement constitute the valid and binding obligation of the Seller, as the case may be, constitute valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their terms, subject to bankruptcy, insolvency and similar laws affecting creditors’ rights and remedies and the effect of the exercise of judicial discretion in accordance with general principles of equity.
     3.3 Noncontravention. Neither the execution and delivery by the Buyer of this Agreement or the Ancillary Agreements to which the Buyer is a party, nor the consummation by the Buyer of the transactions contemplated hereby or thereby:
          (a) conflict with or violate any provision of the charter, bylaws operating agreement or other similar constitutional documents of such Buyer or any resolution adopted by the members or the managers of the Buyer;
          (b) require on the part of the Buyer any filing with, or permit, authorization, consent or approval of, any Governmental Entity that would have a material adverse effect on the ability of Buyer to enter into this Agreement and consummate the transactions contemplated herein;
          (c) conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate or modify, or require any notice, consent or waiver under, any contract or agreement to which the Buyer is a party or by which such Buyer is bound; or
          (d) violate any order, writ, injunction or decree specifically naming, or statute, rule or regulation applicable to, such Buyer or any of its properties or assets.
     3.4 Litigation. There are no Lawsuits pending, or to Buyer’s knowledge, threatened, against or relating to Buyer which would adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated by this Agreement.
     3.5 Solvency. Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Buyer shall have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Buyer or the Seller.
     3.6 Brokers’ Fees. The Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement (other than Diamond Partners, LLC, the fees and expenses of which shall be paid by the Buyer).
     3.7 Financial Ability. The Buyer will have, as of the Closing, sufficient sources of financing in order to consummate the transactions contemplated by this Agreement and to fulfill all of its obligations hereunder, including, but not limited to, payment of the Purchase Price at Closing.

     3.8 Buyer’s Acknowledgments and Agreements. The Buyer acknowledges and agrees that none of the Seller or any of its directors, officers, affiliates, shareholders, employees, consultants, agents, counsel or advisors makes or has made any representation or warranty to the Buyer, except for the representations and warranties of the Seller expressly set forth in Article II of this Agreement. In particular, and without limiting the generality of the foregoing, the Buyer acknowledges and agrees that any cost estimates, projections, management presentation materials or related accompanying materials or documents or other predictions that have been or may have been provided or delivered to the Buyer or any of its employees, agents or representatives are not representations or warranties of the Seller.
ARTICLE IV
EMPLOYEES AND EMPLOYEE BENEFITS
     4.1 Definition of Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed immediately prior to the Closing Date by the Seller in connection with the Business, including employees on a leave of absence (including, but not limited to, family and medical leave, military leave, short-term or long-term disability or sick leave, or other leave). All Active Employees are listed on Schedule 4.1, along with their position, their annual rate of compensation, and their status.
     4.2 Potential Employees; Hired Employees and Retained Employees.
          (a) Effective as of the Closing Date, the Buyer shall extend offers of employment to those Active Employees identified by the Buyer in its sole discretion and listed on Schedule 4.2 (the “Potential Employees”) and, except in the case of a voluntary resignation by one or more Potential Employees, shall employ such Potential Employees at the same base salary or base hourly wage and substantially comparable and comprehensive Employee Benefits Plans as the Business Benefit Plans that such Potential Employees enjoyed while employed by the Seller, except for severance benefits and any equity or other incentive compensation plans. In extending offers of employment to the Potential Employees, the Buyer will recognize all accrued and unused vacation, holiday, personal and/or sickness days which have accrued to such Potential Employees in calendar year 2009 through the Closing Date, and the Buyer will allow such Potential Employees, if they accept the Buyer’s offer of employment, to take their accrued vacation days and any personal and sickness days following the Closing Date.
          (b) The Buyer’s offers of employment shall be made to the Potential Employees no later than fifteen (15) days prior to the Closing (it being understood that the employment with the Buyer pursuant to such offers shall not become effective until the Closing), and Seller shall use its reasonable best efforts to assist Buyer in Buyer’s efforts to employ the Potential Employees. An Active Employee remaining in the Seller’s employ or a Potential Employee who does not accept employment with the Buyer shall be referred to as a “Seller Retained Employee.” Immediately prior to, on or after the Closing Date, the Seller, at its sole discretion, may continue to employ one or more of the Seller Retained Employees or terminate one or more of the Seller Retained Employees.

     4.3 Employee Related Obligations and Liabilities.
          (a) The Seller shall retain and be solely and exclusively responsible for the performance and discharge of all employment-related obligations and liabilities (including, but not limited to, workers’ compensation and occupational disease benefits, salaries, wages, bonuses, federal, state and local income taxes, social security, Medicare and other similar or dissimilar federal, state or local payroll taxes, vacation days, leave time, health and welfare benefits, including retiree medical benefits, all other Business Benefits Plans, compliance with COBRA and all Laws concerning health and safety requirements, employment and employment practices, and wages and hours) relating to (i) the Seller Retained Employees; and (ii) the Hired Employees, but, in the case of the Hired Employees, only to the extent such obligations and liabilities arise out of employment with the Seller and are attributable to any period on or before the Closing Date (collectively, the “Seller Employee Obligations”); provided, however, that such Seller Employee Obligations shall not include accrued and unused vacation, holiday, personal and/or sickness days of the Hired Employees earned while in the employ of the Seller (it being understood that such items are addressed in Section 4.2 above and are hereby deemed to be Buyer Employee Obligations (as defined below)). The manner in which the Seller performs and discharges the Seller Employee Obligations shall be within the Seller’s sole discretion. As of the Closing Date, the Buyer shall be solely and exclusively responsible for the performance and discharge of all employment-related obligations and liabilities (including, but not limited to, workers’ compensation and occupational disease benefits, salaries, wages, bonuses, federal, state and local income taxes, social security, Medicare and other similar or dissimilar federal, state or local payroll taxes, vacation days, leave time, health and welfare benefits, including retiree medical benefits, compliance with COBRA and all Laws concerning health and safety requirements, employment and employment practices, and wages and hours) relating to the Hired Employees only to the extent such obligations and liabilities arise out of employment with the Buyer and to the extent such obligation and liabilities are attributable to any period following the Closing Date (the “Buyer Employee Obligations”). The manner in which the Buyer performs and discharges the Buyer Employee Obligations shall be within the Buyer’s sole discretion.
          (b) Except as otherwise provided in this Article IV or as otherwise required by applicable Law, each Hired Employee shall cease to participate in or accrue further benefits under the Business Benefit Plans immediately prior to the Closing.
     4.4 No Transfer of Assets. The Seller will not make any transfer of pension or other employee benefit plan assets to the Buyer. Notwithstanding the foregoing, subject to applicable Laws and the terms of the Business Benefit Plans, the Hired Employees shall be entitled to rollover or transfer their account balances in a tax qualified defined contribution plan maintained by the Seller to a tax-qualified defined contribution plan maintained by the Buyer; provided, however, that such transfer or rollover shall be in cash or cash and the promissory note evidencing the Hired Employee’s obligation under an outstanding participant loan.
     4.5 Severance Payments. The Seller shall be solely liable for any severance payments required to be made to the Seller Retained Employees or Hired Employees arising out of their employment (or the termination of their employment) by Seller.

     4.6 Certain Non Competition Agreements with Seller Retained Employees. From and after the Closing date, Seller shall reasonably assist and cooperate with Buyer, at Buyer’s sole cost and expense, in enforcing the terms of any existing noncompetition agreements Seller has entered into with Seller Retained Employees. Seller shall not waive or forbear from exercising, any right it may have under such agreements.
ARTICLE V
COVENANTS
     5.1 Access to Information; Record Retention; Cooperation.
          (a) Access to Information. Following the Closing, each of the Buyer and the Seller shall afford to each other and to its authorized accountants, counsel and other designated representatives, during normal business hours, in a manner so as to not unreasonably interfere with the conduct of business, (i) reasonable access and duplicating rights to all non-privileged records, books, contracts, instruments, documents, correspondence, computer data and other data and information (collectively, “Information”) within the possession or control of such Party relating to the Business, and (ii) reasonable access to the personnel of such Party. Requests may only be made under this Section 5.1(a) for financial reporting and accounting matters, preparing financial statements, preparing and filing of any Tax Returns, prosecuting any claims for refund, defending any Tax claims or assessment, preparing securities law or securities exchange filings, prosecuting, defending or settling any litigation or insurance claim, performing obligations under this Agreement and the Ancillary Agreements, and all other proper business purposes.
          (b) Reimbursement. A Party making Information or personnel available to another Party under Section 5.1 shall be entitled to receive from such other Party, upon the presentation of invoices therefor, reimbursement of reasonable costs for supplies, disbursements and other out-of-pocket expenses incurred by a Party in making such Information or personnel available without any profit or mark-up; provided, however, that no such reimbursements shall be required for the salary or cost of fringe benefits or similar expenses pertaining to employees of the providing Party.
          (c) Retention of Records. Except as may otherwise be required by Law or agreed to in writing by the Parties, each Party shall preserve, until four (4) years after the Closing Date, all Information in its possession or control pertaining to the Business prior to the Closing. Notwithstanding the foregoing, in lieu of retaining any specific Information, any Party may offer in writing to the other Party or Parties to deliver such Information to the other Party or Parties, and if such offer is not accepted within ninety (90) days of the giving thereof, the offered Information may be disposed of at any time.
          (d) Confidentiality. Each Party shall hold, and shall use reasonable commercial efforts to cause their respective parents, subsidiaries and affiliates, consultants and advisors to hold, in strict confidence, all Information concerning the other furnished to it by the other Party or Parties or their representatives pursuant to this Section 5.1 (except to the extent that such Information (i) is or becomes generally available to the public other than as a result of any action or inaction by the receiving Party, (ii) was within the possession of the receiving Party prior to it being furnished to the receiving Party by or on behalf of the disclosing Party pursuant hereto, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such information, (iii) is or becomes available on a non-confidential basis to the receiving Party from a source other than the disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to any person or entity with respect to such Information), and each Party shall not release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors, unless compelled to disclose such Information by judicial or administrative process or by other requirements of Law or so as not to violate the rules of any stock exchange; provided, however, that in the case of disclosure compelled by judicial or administrative process or otherwise required by Law, the receiving Party shall (to the extent permitted by applicable Laws) notify the disclosing Party promptly of the request and the documents requested thereby so that the disclosing Party may, at its sole cost and expense, seek an appropriate protective order or other appropriate remedy. If, in the absence of a protective order or other remedy or the receipt of a waiver hereunder, a Party is, in the written opinion of its counsel, compelled to disclose any Information to any tribunal or other entity or else stand liable for contempt or suffer other censure or penalty, such Party may so disclose the Information without liability hereunder; provided, however, that such Party gives written notice to the other Party of the Information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable, uses all reasonable efforts to limit any such disclosure to the precise terms of such requirement, and cooperates with the disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to such Information by the tribunal or other entity.
     5.2 Web Site Content. The Seller and the Buyer shall cooperate and the Seller shall provide to the Buyer for inclusion in its web site, as promptly as practicable following the Closing, all text, images and other content contained in all web sites to the extent relating to the Business maintained by the Seller.
     5.3 Conduct of Business Until Closing. Except as the Buyer may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date with respect to the Business (which consent shall not be unreasonably withheld, conditioned or delayed), Seller agrees (in respect of the Business):
          (a) not to enter into discussions or enter into any agreements or understandings relating to the disposition of any part of the Acquired Assets, other than in the ordinary course of business;
          (b) (i) to conduct the Business in all material respects in the ordinary course of business, (ii) to use commercially reasonable efforts to preserve its existing business relationships relating to the Business, (iii) to maintain the Acquired Assets in substantially the condition currently existing, normal wear and tear excepted, (iv) maintain levels of Inventory as such levels have been maintained in the ordinary course of business to satisfy anticipated future customer demand; and (v) and to handle any and all Warranty Claims in a normal and customary manner consistent with past practice;
          (c) neither to (i) enter into or amend in any material respect any Assigned Contract (except to the extent necessary to obtain the consents for transfer contemplated by this Agreement); nor (ii) except in the ordinary course of business, sell, lease, or grant any option to sell or lease, give a security interest in or otherwise create any Security Interest (other than a Permitted Lien) on any part of the Acquired Assets;
          (d) not to (i) make any material change in the terms of any Business Benefit Plans, except to the extent required to maintain compliance with an applicable Law, or (ii) adopt or create any material new Employee Benefit Plan;
          (e) not to enter into any binding agreement or arrangement with the IRS (or any similar Tax authority), with respect to the Acquired Assets;
          (f) not to change the terms or conditions of employment, including, but not limited to, compensation and severance arrangements, for any of the Potential Employees, except in the ordinary course of business;
          (g) not to incur or agree to incur any liability or obligation or enter into any agreement or transaction that cannot be cancelled upon not more than thirty (30) days notice;
          (h) not to make any capital expenditures outside the ordinary course of business;
          (i) not to waive or release any rights with respect to the Acquired Assets;
          (j) not to change its methods of accounting with respect to the Business;
          (k) not to accelerate orders or sales, offer any special terms, discounts or purchase programs (including by providing credit terms outside the ordinary course of business) to customers or suppliers, or accelerate the collection of any receivables;
          (l) not to take any other action (A) which would result in a Material Adverse Effect or the Acquired Assets or (B) which, if taken prior to the date hereof, would constitute a breach of any representation or warranty contained in Article II of this Agreement.
          (m) not to enter into any agreement (conditional or otherwise) to do any of the actions prohibited or restricted by any of the foregoing.
     5.4 Access Pending Closing. Seller shall, at all reasonable times prior to Closing, make its plants, properties, Books and Records (in respect of the Business), and the Active Employees available during normal business hours to the Buyer, its representatives, financial advisors, lenders and auditors, and furnish or cause to be furnished to such persons during such period all such information and data concerning the same or such additional financial and operating data related to the Business as such persons may reasonably request. Subject to the Seller’s prior consent, which shall not be unreasonably withheld, conditioned or delayed, Buyer shall be permitted to take copies or extracts from any Books and Records or other information and data furnished hereunder. Notwithstanding the above, Seller may limit access (including, but not limited to, access to the Active Employees) to the extent it reasonably deems necessary to avoid unreasonable disruption of the Business and Seller’s other operations. Seller will reasonably cooperate with Buyer in contacting vendors, dealers, customers and such other Persons as Buyer and its representatives may desire to contact in connection with its investigation of the Business; provided, however, that in no event shall any such contact occur without the prior consultation with, approval of and participation by Seller.
     5.5 Employees. Seller shall permit Buyer to discuss the possibility of employment with the Potential Employees.
     5.6 Taxes. Seller shall pay all Taxes arising from the sale of the Acquired Assets pursuant hereto, including, but not limited to, Taxes arising pursuant to bulk sales laws, if applicable.
     5.7 Supplemental Disclosure. Seller shall prior to Closing have the continuing obligation to promptly supplement or amend the Disclosure Schedule with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule; provided, however, that for the purpose of the rights and obligations of the Parties hereunder, any such supplemental or amended disclosure shall not without the express written consent of Buyer (which consent may be withheld in its sole discretion) be deemed to: (i) modify the representations, warranties, covenants or agreements hereunder of Seller, or the Disclosure Schedule; (ii) modify any of the conditions set forth in Article VI; (iii) cure or prevent any such inaccuracy or failure; or (iv) limit or otherwise affect the remedies available hereunder or otherwise to Buyer, except, in each case, to the extent Buyer elects to consummate the Closing.
     5.8 Restrictive Covenants. Seller acknowledges and agrees that it is making the covenants and agreements set forth in this Section 5.8 in recognition of the following: (i) that in the course of owning and operating the Business, Seller acquired, created and developed — and consequently possesses — substantial knowledge and information of a proprietary and/or confidential nature regarding the Business, including without limitation, customer and supplier information and contacts, technical knowledge and expertise, financial information, data, forecasts and projections, and market analyses; (ii) that Buyer will not be able to realize the benefits of its purchase of the Business without the covenants and agreements of Seller set forth in this Section 5.8, and (iii) that the covenants and agreements set forth in this Section 5.8 are intended as a material inducement to Buyer to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated herein and therein.
          (a) Non-Competition. Subject to the last sentence of this Section 5.8(a), during the period commencing on the Closing Date and ending on the second (2nd) anniversary thereof (the “Restriction Period”), the Seller shall not (i) engage, directly or indirectly, anywhere in the world, in any business that competes with the Business; or (ii) own an interest in, manage, operate, join, control or participate in or be associated with as a partner, member, shareholder, co-venturer, employee, director, officer, agent, consultant, lender or otherwise, any other person or entity that competes with the Business, provided, however, that nothing in this Agreement shall prohibit the Seller from acquiring an entity (or all or a portion of its assets) which may be engaged in a business that competes with the Business, so long as, upon consummation of the acquisition of such competing business, Seller shall cause such acquired business to comply with, and promptly cease (but in any event within sixty (60) days after delivery of written notice by Buyer therefor) any activities which conflict with, the restrictions set forth in this Section 5.8(a) for the duration of the Restriction Period. For the avoidance of doubt and notwithstanding anything to the contrary set forth in this Section 5.8(a), Seller shall be permitted to engage in, and Seller shall not be in breach of this Section 5.8(a) by engaging in the provision of any one or more of the following services except to the extent that such services are directly related to the Business: (a) IP services, including VoIP, IP video and IP service testing, (b) data correlation and analysis services, (c) fault identification services, and (d) dispatch services.
          (b) No Hire/Non-Solicitation Covenants. During the Restriction Period, the Seller shall not and shall not assist any other person, anywhere in the world, directly or indirectly, for its own account or for the account of any other person or entity, solicit to hire any natural person employed by or otherwise engaged to perform services for the Buyer, including, but not limited to, the Hired Employees, or induce or attempt to induce any such person to terminate their employment or business arrangement and/or relationship with Buyer. Additionally, Seller shall not be an equity holder, investor (except as an investor holding not more than one percent (1%) of the capital stock or securities of a publically held company) lender, partner, consultant or representative of any person engaging in or attempting to engage in any of the foregoing. Notwithstanding the foregoing, Seller shall have the right to place general solicitations for employment (such as “help wanted” ads) and to hire any person (including any of Buyer’s employees or any Hired Employees) who respond to such general solicitations, so long as such solicitations are not specifically targeted to Buyer’s employees or the Hired Employees.
          (c) Restrictions on Solicitations of Customers. During the Restricted Period, Seller shall not directly or indirectly solicit, divert, take away, or attempt to divert or take away, from Buyer any of the business or patronage of any of its customers, clients, accounts, vendors, or suppliers, and Seller shall not assist any other Person to do so, or be a proprietor, equityholder, investor (except as an investor holding not more than 1% of the capital stock or other securities of a publicly held company), lender, partner, director, officer, employee, consultant, or representative of any Person who does or attempts to do so.
          (d) Remedies. In accordance with Section 8.10 of this Agreement, the Seller acknowledges and agrees that the Buyer would experience substantial and irreparable harm as a result of any breach of this Section 5.8 and, in addition to any other rights and remedies the Buyer may have at law or in equity, Buyer shall be entitled to an order of specific performance, injunction, restraining order or such other interim or permanent equitable relief (without the requirement to post bond) restraining a breaching party from committing any violation of the covenants and obligations contained in this Section 5.8.

          (e) If any provision of this Section 5.8 shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, or are held to be unreasonable, arbitrary, or against public policy or held to be otherwise unenforceable, the Parties hereto intend that such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Laws and that such modified provision shall thereafter be enforced to the fullest extent possible.
          (f) Anything in this Section 5.8 to the contrary notwithstanding, Seller shall have the unfettered right to sell to any third party (including competitors of the Business) such portions of the Business not acquired by Buyer hereunder without being in violation of the terms of this Section 5.8.
     5.9 Names. No more than thirty (30) days following the Closing Date, Seller shall discontinue its use of all names set forth in Schedule 5.9, or words similar thereto and shall file any such instruments necessary to terminate Seller’s rights to such names and/or to transfer ownership of the same to Buyer.
     5.10 Exclusive Dealing. Unless this Agreement is terminated by either Party pursuant to the terms of this Agreement, Seller will not:
          (a) solicit or initiate discussions or engage in negotiations with any Person other than Buyer (whether or not such discussions are initiated by Seller), with respect to the possible acquisition of the Business or the Acquired Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise);
          (b) provide any information with respect to the Business or the Acquired Assets to any Person other than Buyer relating to the possible acquisition of the Business or the Acquired Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise); or
          (c) enter into a transaction with any Person other than Buyer concerning the possible acquisition of the Business or the Acquired Assets by such Person (whether by merger, purchase of capital stock, purchase of assets, consolidation or otherwise).
     5.11 Oracle and Express Manufacturing Agreement(s). Following the date of execution of this Agreement, the Operating Company shall use its commercially reasonable efforts to assist and cooperate with Buyer in obtaining agreements in Buyer’s name (i) with Oracle USA, Inc. (“Oracle”) with respect to the same licensing matters set forth in (a) that certain Oracle PartnerNetwork Agreement, dated July 10, 2008, and (b) that certain Embedded Software License Distribution Agreement, dated March 23, 2009, as amended, each between Oracle and the Operating Company, and (ii) with Express Manufacturing Incorporated with respect to the same matters set forth in that certain Turnkey Manufacturing Services Agreement, dated as of August 15, 2003, by and between Express Manufacturing Incorporated and Operating Company, as amended. Notwithstanding the foregoing, the Operating Company shall not be required to incur any direct, out-of-pocket costs in connection with Buyer entering into such agreements.

ARTICLE VI
CONDITIONS PRECEDENT TO CLOSING
     6.1 General Conditions. The respective obligations of each Party to this Agreement to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) No Injunctions or Regulatory Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect; nor shall there be any Law enacted, entered, enforced or deemed applicable to such consummation that would prohibit such consummation.
     6.2 Additional Conditions to Obligations of Seller. The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following express conditions precedent, any of which may be waived, in writing, exclusively by the Seller:
          (a) Representations and Warranties. The representations and warranties of the Buyer contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).
          (b) Performance. The Buyer shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by the Buyer at or before the Closing.
          (c) Closing Deliverables. On the Closing Date, the Buyer shall have delivered to the Seller the cash and duly executed and delivered to the Seller those closing documents for which Buyer is responsible, as specified in Section 1.5(b) hereof.
     6.3 Additional Conditions to the Obligations of Buyer. The obligations of the Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following express conditions precedent, any of which may be waived, in writing, exclusively by the Buyer:
          (a) [Intentionally deleted.]
          (b) Material Adverse Effect. No Material Adverse Effect shall have occurred.

          (c) Employment of Certain Potential Employees. Each of the Key Employees listed on Schedule 6.3(c) shall have accepted the offer of employment extended by Buyer and each of the Hired Employees shall have executed and delivered to Buyer a non-disclosure/assignment of inventions/non-solicitation agreement in favor of Buyer in such form as is reasonably acceptable to Buyer.
          (d) Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be accurate in all material respects (except for those representations and warranties that are by their terms qualified by a standard of materiality, which representations and warranties shall be true and correct in all respects) as of the date of this Agreement and as of the Closing as if made on and as of the Closing (other than any such representations and warranties which by their express terms are made solely as of a specified earlier date, which shall be accurate as of such specified earlier date).
          (e) Performance. The Seller shall have performed and complied with in all material respects each agreement, covenant and obligation required by this Agreement to be so performed or complied with by Seller at or before the Closing and Seller shall have delivered to Buyer a certificate to that effect, dated the Closing Date, signed by a duly authorized officer of Seller.
          (f) Closing Deliverables. On the Closing Date, the Seller shall have duly executed and delivered to the Buyer those closing documents for which the Seller is responsible, as specified in Section 1.5(b) hereof.
          (g) Corporate Action. All corporate and other actions necessary to authorize and effectuate the consummation of the transactions contemplated hereby by Seller shall have been duly taken prior to the Closing.
          (h) Governmental Action; Damage to Property. There shall not have occurred any (a) seizure by any Governmental Entity of all or a portion of the Acquired Assets, or (b) damage, destruction or other impairment of or to all or a portion of the Acquired Assets including, without limitation, damage, destruction or other impairment caused by theft, fire, any casualty or the negligence of any Person, including Seller.
ARTICLE VII
INDEMNITY AND SURVIVAL
     7.1 Buyer’s Indemnity. From and after the Closing but subject to Sections 7.3 through 7.9 hereof, the Buyer shall indemnify, defend and hold harmless the Seller and its officers, directors, shareholders, employees, agents, successors and permitted assigns (“Seller Indemnified Parties”) from and against any claim, liability, loss, loss of value, deficiency, penalty, interest, fine, assessment, cost, damage or expense (including, without limitation, court costs and reasonable attorneys’ and experts’ fees and expenses) (collectively, “Losses”) arising out of or relating to:

          (a) the breach of, or the failure to perform or satisfy any of, the representations, warranties and covenants made by the Buyer in this Agreement, in any certificate delivered at the Closing by the Buyer to the Seller in connection with this Agreement, or any transfer instrument or any other certificate, document, writing or instrument delivered at the Closing by the Buyer pursuant to this Agreement, including, without limitation, the Ancillary Agreements;
          (b) the failure of the Buyer to pay, perform and discharge the Assumed Liabilities;
          (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by a person or entity with the Buyer in connection with the transactions contemplated in this Agreement; and
          (d) any claim of a third party against Seller relating to the ownership or operation of the Acquired Assets or the Business by Buyer after the Effective Time (other than the Excluded Liabilities).
     7.2 The Seller’s Indemnity. From and after the Closing but subject to Sections 7.3 through 7.9 hereof, the Seller shall indemnify, defend and hold harmless the Buyer and its respective officers, managers, members, employees, agents, successors and permitted assigns (the “Buyer Indemnified Parties”) from and against any Losses arising out of or relating to:
          (a) the breach of, or the failure to perform or satisfy any of, the representations, warranties and covenants made by the Seller in this Agreement, in any certificate delivered by the Seller at the Closing in connection with this Agreement, or any transfer instrument, or any other certificate, document, writing or instrument delivered by the Seller at the Closing pursuant to this Agreement, including, without limitation, the Ancillary Agreements;
          (b) the failure of the Seller to pay, perform or discharge the Excluded Liabilities;
          (c) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any person or entity with the Seller in connection with the transactions contemplated in this Agreement;
          (d) any claim of a third party against Buyer relating to the ownership or operation of the Acquired Assets or the Business on or before the Effective Time (other than Assumed Liabilities);
          (e) Product Liabilities, but only to the extent caused by or attributable to products manufactured, sold or distributed, or services performed or rendered by or on behalf of Seller and the Business or any of Seller’s agents prior to the Effective Time; and

          (f) any liability imposed on Buyer arising out of Seller’s failure to comply with any applicable bulk sales or bulk transfer laws.
     7.3 Third Party Claims; Procedure.
          (a) Indemnified Parties. As used in this Article VII, the term “Indemnified Party” shall mean any Seller Indemnified Party or any Buyer Indemnified Party, as the case may be, which is asserting a claim for indemnity pursuant to Section 7.1 or Section 7.2 of this Agreement (an “Indemnity Claim”). Any Party against which an Indemnity Claim is asserted by an Indemnified Party pursuant to this Article VII is referred to herein as an “Indemnifying Party.” In the event that a party that is not a Buyer Indemnified Party or a Seller Indemnified Party (a “Third Party”) asserts any Claims or seeks to collect any Claim from an Indemnified Party (a “Third Party Claim”), such Indemnified Party shall give prompt written notice to the Indemnifying Party of such event (a “Third Party Claim Notice”). A Third Party Claim Notice shall specify, to the extent known by the Indemnified Party, the nature of and specific basis for any Third Party Claims or the nature of and specific basis of any suit, action, investigation or proceeding set forth therein, the amount or the good faith estimated amount thereof to the extent then practicable, and the basis of the Indemnified Party’s request for indemnification under this Agreement. Notwithstanding the foregoing, the failure of the Indemnified Party to provide a Third Party Claim Notice shall not relieve the Indemnifying Party of its indemnity obligations, except to the extent such failure prejudices the Indemnifying Party.
          (b) Third Party Claims; Procedure. In the event that any Indemnified Party seeks indemnification hereunder based on a Third Party Claim, the Indemnifying Party shall have the right (without prejudice to the right of the Indemnified Party to employ separate counsel at its own expense and to participate in the defense of such Third Party Claim and in any compromise, settlement or strategic decision relating thereto) to control the defense or prosecution of such Third Party Claim at its own expense through counsel of its own choosing if the Indemnifying Party gives notice thereof to the Indemnified Party within thirty (30) days after receipt of the Third Party Claim Notice, or such shorter time period as required so that the interests of the Indemnified Party would not be materially prejudiced as a result of the failure to have received such notice (the “Election Period”). Notwithstanding the preceding sentence, the Indemnified Party is hereby authorized during the Election Period to file any motion, answer or other pleading that shall be necessary or appropriate to protect its rights or the rights of the Indemnifying Party. If (i) the Election Period expires, or (ii) the Indemnifying Party notifies the Indemnified Party during the Election Period that the Indemnifying Party does not elect to defend or prosecute the Third Party Claim for which the Indemnified Party would be entitled to indemnification hereunder, then the Indemnified Party shall be entitled prosecute or defend the Third Party Claim and recover from the Indemnifying Party all of the reasonable costs and expenses (including reasonable attorney’s fees) associated therewith.
          (c) Cooperation. The Parties agree to cooperate with one another and their respective counsel in contesting and defending any Third Party Claim in any manner the other Party may reasonably request (including furnishing evidence and testimony, and granting reasonable access to the pertinent books, records and personnel (to the extent such personnel are available) in their possession or control) so as to not expose the other Party to undue risk of loss or, if appropriate and related to the Claim in question, in making (i) any counterclaim against the Third Party asserting the Claims, or (ii) any cross complaint against any Person.
          (d) No Settlement. Notwithstanding anything in this Section 7.3 to the contrary, the Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, delayed or conditioned), (i) settle or compromise any Third Party Claim or consent to the entry of any judgment with respect to such Third Party Claim that does not include, as an unconditional term thereof, the execution and delivery by the Third Party claimant or plaintiff to the Indemnified Party of a written release from all liability in respect to such Third Party Claim, or (ii) settle or compromise any Third Party Claim in any manner that may materially and adversely affect the Indemnified Party.
     7.4 Direct Claims. In the event that the Indemnified Party has a Claim, including an Indemnity Claim hereunder, that does not involve a Third Party Claim, or knowledge of facts that could give rise to such a Claim, the Indemnified Party shall transmit to the Indemnifying Party a written notice (the “Direct Claim Notice”) describing in reasonable detail the nature of the Claim, the amount or the good faith estimated amount thereof to the extent then practicable, and the basis for the request for indemnification under this Agreement. Notwithstanding the foregoing, the failure of the Indemnified Party to provide a Direct Claim Notice shall not relieve the Indemnifying Party of its indemnity obligations, except to the extent such failure prejudices the Indemnifying Party or to the extent such Direct Claim Notice is not timely pursuant to Section 7.5 hereof. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after delivery of the Direct Claim Notice that it disputes such Indemnity Claim, the Indemnity Claims specified in the Direct Claim Notice will be deemed payable by the Indemnifying Party hereunder. If the Indemnifying Party has timely disputed such Indemnity Claim, the Parties shall negotiate in good faith for a thirty (30) day period after receipt of the Direct Claim Notice to resolve such Indemnity Claim. If no resolution is reached within such thirty (30) day period, the dispute regarding the Indemnity Claim shall be resolved by litigation in a court of competent jurisdiction. Notwithstanding any of the foregoing, (i) the provisions of this Section 7.4 shall have no effect on the right of any party to seek injunctive or other equitable remedy and the provisions of this Section 7.4 shall have no application in such instance and (ii) the provisions of this Section 7.4 shall have no effect on Buyer’s right to exercise its rights of set off under the express terms of the Note.
     7.5 Survival of Representations and Warranties and Time Limitation on Indemnification. All of the representations and warranties set forth in this Agreement shall survive the Closing and the consummation of the transactions contemplated by this Agreement for a period of eighteen (18) months, except in the case of (A) the representations and warranties set forth in Sections 2.1, 2.2., the first two sentences of 2.9(a), 2.20, 3.1, 3.2, 3.3 and 3.6, which shall survive forever, and (B) the representations and warranties set forth in Sections 2.8, 2.10, 2.11, 2.17, 2.23 and 2.24, which shall survive for thirty (30) days beyond the applicable statute of limitations established by law. Any assertion by any Indemnified Party that an Indemnifying Party is liable for indemnification under the terms of this Article VII must be made in writing and must be given to the Indemnifying Party on or prior to the expiration of the applicable survival period hereunder.

     7.6 Limitation on Indemnity.
          (a) Indemnity Basket. Notwithstanding any other provision of this Agreement to the contrary, the Parties acknowledge and agree that an Indemnifying Party shall not be liable to an Indemnified Party in respect of any Indemnity Claim made pursuant to Sections 7.1 or 7.2 hereunder until the amount of Claims comprising the Indemnity Claim(s), individually or in the aggregate, exceeds Ten Thousand US Dollars (US$10,000) (the “Indemnity Basket”), provided, however, that if such Indemnity Claims exceed the Indemnity Basket, an Indemnifying Party shall be liable and the Indemnified Party may recover for all such Claims in excess of the Indemnity Basket, subject to the Indemnity Cap (as defined in Section 7.6(b). Notwithstanding the foregoing, the Parties hereby agree that any Indemnity Claim which arises out of or relates to a breach by Seller of its obligations to make payments of amounts received by Seller on Buyer’s behalf pursuant to Section 1.6 or Pre-closing Warranty Claims in excess of Six Hundred Thirty-eight Thousand Four Hundred Seventy-two US Dollars ($638,472) shall not be subject to the Indemnity Basket. The Indemnifying Party shall be liable to the Indemnified Party for the entire amount of any Indemnity Claim which arises out of or relates to a breach by Seller of its obligations to make payments of amounts received by Seller on Buyer’s behalf pursuant to Section 1.6 or Pre-closing Warranty Claims in excess of Six Hundred Thirty-eight Thousand Four Hundred Seventy-two US Dollars ($638,472).
          (b) Indemnity Cap. The Parties acknowledge and agree that, except as otherwise provided in the last sentence of this paragraph, (i) in no event shall Seller ever be required to indemnify the Buyer Indemnified Parties for Indemnity Claims made pursuant to Section 7.2(a) of this Agreement in any amount exceeding an aggregate of thirty-five percent (35%) of the Purchase Price, and (ii) in no event shall Buyer ever be required to indemnify the Seller Indemnified Parties for Indemnity Claims made pursuant to Section 7.1(a) of this Agreement in any amount exceeding Fifteen Percent (15%) of the Purchase Price (each, an “Indemnity Cap”). Each Party agrees to use its best efforts to mitigate any Claim. Whenever an Indemnifying Party is required to indemnify and hold harmless an Indemnified Party from and against, or to reimburse an Indemnified Party for, a Claim, such Indemnifying Party will, subject to the provisions of this Article VII, pay the Indemnified Party the amount of such Claim, reduced by the net proceeds of any insurance policy or any Tax benefits realized by the Indemnified Party with respect to such Claim. The Parties hereby agree that any indemnification payments made pursuant to this Agreement shall be treated for all Tax purposes as an adjustment to the Purchase Price. Notwithstanding the foregoing, the Parties agree that the Indemnity Cap shall not apply in the case of any Indemnity Claim that arises out of or relates to (w) the breach of, or the failure to perform or satisfy any of, the representations, warranties or covenants made in Sections 1.6 (but only with respect to Seller’s obligations to make payments of amounts received by Seller on Buyer’s behalf pursuant to such Section 1.6), 2.8, the first two sentences of 2.9(a), 2.11 or 2.17, (x) an act or omission (or series of acts or omissions) which constitutes fraud or willful concealment; (y) a Permitted Lien, or (z) an Excluded Liability.
     7.7 Scope of Representations and Warranties of the Parties. Except as and to the extent expressly set forth in this Agreement (together with the schedules attached hereto and the items delivered pursuant to this Agreement) and/or the Ancillary Documents, the Parties make no representations or warranties whatsoever, and disclaim all liability and responsibility for any representation, warranty, statement made or information communicated (orally or in writing) to the other Party including, but not limited to, any opinion, information or advice that many have been provided to any Party by any officer, stockholder, director, employee, advisor, legal counsel or any other agent, consultant or representative of such Party.
     7.8 No Consequential or Special Damages; No Multiplier.
          (a) The Buyer acknowledges and agrees that the Seller shall have no obligation to indemnify or hold harmless the Buyer Indemnified Parties, or any of them, for consequential damages, special damages, incidental damages, punitive damages, lost profits, unrealized expectations or other similar items, nor shall any damages be calculated using a “multiplier” or any other similar method having a similar effect.
          (b) In determining the foregoing thresholds and in otherwise determining the amount of any Indemnity Claims for which any Indemnified Party is entitled to assert a Claim for indemnification hereunder, the amount of any such Indemnity Claims shall be determined after deducting therefrom the amount of any insurance proceeds and other third party recoveries actually received by such Indemnified Party in respect of such Indemnity Claims and the amount of any tax benefit related thereto. If an indemnification payment is received by any Indemnified Party, and such Indemnified Party later receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Indemnity Claims, such Indemnified Party shall immediately pay to the Indemnifying Party a sum equal to the lesser of (a) the actual amount of such insurance proceeds, other third party recoveries and tax benefits, or (b) the actual amount of the indemnification payment previously paid by the Indemnifying Party with respect to such Losses.
     7.9 Exclusive Remedy. Except in the case of fraud or willful concealment, notwithstanding any other provision of this Agreement to the contrary, Buyer and Seller agree that following the Closing, their sole and exclusive remedy with respect to any Losses under this Agreement shall be in accordance with, and limited by the provisions set forth in this Article VII.
ARTICLE VIII
MISCELLANEOUS
     8.1 Press Releases and Announcements. Neither the Buyer nor the Seller shall issue (and each of them shall cause its parents, subsidiaries and affiliates not to issue) without the prior approval of the other, any press release or public disclosure relating to the subject matter of this Agreement; provided, however, that either of the Buyer or the Seller may make any public disclosure it believes in good faith is required by Law, regulation or stock exchange rule (in which case the disclosing Party shall advise the other, and the other shall, if practicable, have the right to consult with the releasing party with respect to such press release or announcement prior to its publication).
     8.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns and, to the extent expressly specified herein, Buyer Indemnified Parties and the Seller Indemnified Parties.
     8.3 Action to be Taken by Affiliates. The Parties shall cause their respective parents, subsidiaries, affiliates and representatives to comply with all of the obligations specified in this Agreement to be performed by them.
     8.4 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreements between Buyer and the Seller dated November 28, 2008 and between A. Stephen Johns and Seller dated September 22, 2008 (the “Confidentiality Agreements”) constitute the entire agreement among the Parties that are signatories hereto and thereto. This Agreement supersedes any prior agreements or understandings among the Parties and any representations or statements made by or on behalf of the Seller or any of their respective parents, subsidiaries or affiliates to the Buyer, whether written or oral, with respect to the subject matter hereof, other than the Confidentiality Agreements. The Confidentiality Agreements, insofar as they cover information relating exclusively or primarily to the Business, or the Hired Employees, shall terminate effective as of the Closing, but shall remain in effect insofar as it covers other information disclosed thereunder.
     8.5 Succession and Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the Seller (in the case of an assignment by the Buyer) or the Buyer (in the case of an assignment by the Seller), which written approval shall not be unreasonably withheld, delayed or conditioned. This Agreement shall be binding upon and inure to the benefit of the Parties and their permitted successors and permitted assigns.
     8.6 Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four (4) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one (1) Business Day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:
          If to the Seller:
Tollgrade Communications, Inc.
493 Nixon Road
Cheswick, PA 15024
Facsimile: (412) 820-1539
Attention: Sara M. Antol, General Counsel
          Copy to:
Babst, Calland, Clements and Zomnir, P.C.
Two Gateway Center, 7th Floor
Pittsburgh, PA 15222

Facsimile: (412) 394-6576
Attention: Christian A. Farmakis, Esq.
                         Joseph S. Koscinski, Esq.
          If to the Buyer:
Cheetah Technologies, L.P.
c/o The Hawthorne Group, Inc.
500 Greentree Commons
381 Mansfield Avenue
Pittsburgh, PA 15220
Facsimile: (412) 928-7715
Attention: John F. Hensler
          and to:
Rosetta Capital Corporation
Sainte Claire Plaza, Suite 400
1121 Boyce Road
Pittsburgh, PA 15241
Facsimile: (724) 969-0733
Attention: Thomas D. Wright, Jr.
          With a copy to:
Eckert Seamans Cherin & Mellott, LLC
600 Grant Street, 44th Floor
Pittsburgh, PA 15219
Facsimile: (412) 566-6099
Attention: Louis J. Moraytis, Esq.
Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, facsimile, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for which it is intended. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered to it by giving the other Parties notice in the manner herein set forth.
     8.7 Amendments and Waivers. The Parties may mutually amend or waive any provision of this Agreement at any time. No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     8.8 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the body making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     8.9 Expenses. Except as otherwise specifically provided to the contrary in this Agreement, each of the Parties shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
     8.10 Specific Performance. The Parties acknowledge and agree that each would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached by the others. Accordingly, in addition to any other right or remedy to which the non-breaching party may be entitled hereunder, the Parties agree that the non-breaching Party may be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the breaching Party(ies) and the matter (without posting any bond or other undertaking).
     8.11 Governing Law. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.
     8.12 Termination; Effect of Termination.
          (a) Termination. Except as provided in Section 8.12(b), this Agreement may be terminated at any time prior to the Closing:
               (i) by mutual agreement of the Buyer and Seller;
               (ii) by Buyer or Seller if: (i) the Closing has not occurred before 5:00 p.m. (Eastern Time) on May 30, 2009 (provided, however, that the right to terminate this Agreement under this Section 8.12(a)(ii) shall not be available to any Party whose failure to fulfill any obligation hereunder has been the cause of, or resulted in the failure of the Closing to occur on or before such date); (ii) there shall be a final nonappealable order of a Governmental Entity preventing consummation of transactions contemplated hereby; or (iii) there shall be any

Law enacted, promulgated or issued by any Governmental Entity that would make consummation of such transactions illegal;
               (iii) by Buyer if it is not in breach of its representations, warranties, covenants and agreements under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Seller and (i) the Seller is not using commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to the Seller (provided, however, that, no cure period shall be available for a breach which by its nature cannot be cured) and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.3, as the case may be, would not be satisfied prior to the date specified in Section 8.12(a)(i); and
                    (iv) by the Seller if it is not in breach of its representations, warranties, covenants and agreements under this Agreement, and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Buyer and (i) Buyer is not using its commercially reasonable efforts to cure such breach, or has not cured such breach within thirty (30) days, after notice of such breach to Buyer (provided, however, that no cure period shall be available for a breach which by its nature cannot be cured), and (ii) as a result of such breach any of the conditions set forth in Section 6.1 or Section 6.2, as the case may be, would not be satisfied as of the date specified in Section 8.12(a)(i).
          (b) Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 8.12(a), this Agreement shall forthwith become void and there shall be no liability or obligation with respect hereto; provided, however, that each Party shall remain liable for any breaches of this Agreement in accordance with its terms prior to its termination; and provided further that, the provisions of Sections 5.1(c) and (d), Section 8.1, Section 8.9 and this Section 8.12, as well as the Confidentiality Agreement, shall remain in full force and effect and survive any termination of this Agreement.
     8.13 Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of the bulk transfer Laws of any jurisdiction in connection with the transactions contemplated by this Agreement. In the event sales, use, transfer or similar Taxes are required in connection with the transactions contemplated by this Agreement, the Buyer and Seller shall each pay one-half of such Taxes.
     8.14 Disclosure Schedule. The information in the Disclosure Schedule constitutes (a) exceptions to particular representations, warranties, covenants and obligations of the Seller as set forth in this Agreement, or (b) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule with respect to a specifically identified representation or warranty), the statements in this Agreement will control. A description of an item on one section of the Disclosure Schedule shall apply to all other sections of the Disclosure Schedule to which such reference relates.
     8.15 Construction.

          (a) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          (b) Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (c) The section headings contained in this Agreement are inserted for convenience only, and shall not affect in any way the meaning or interpretation of this Agreement.
          (d) Any reference herein to an Article, section or clause shall be deemed to refer to an Article, section or clause of this Agreement, unless the context clearly indicates otherwise.
          (e) All references to “$” and “Dollars” refer to currency of the United States of America.
     8.16 Waiver of Jury Trial. To the extent permitted by applicable Laws, each Party hereby irrevocably waives all rights to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the transactions contemplated hereby or the actions of any Party in the negotiation, administration, performance and enforcement of this Agreement.
     8.17 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
     8.18 Counterparts and Electronic Signature. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.
     8.19 Definitions. Capitalized terms used herein shall have the meanings ascribed to such terms in Schedule 1 to this Agreement.
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     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

CHEETAH TECHNOLOGIES, L.P. a Pennsylvania limited partnership

By: CTGP, LLC, its general partner

By:	/s/ Robert A. Pietrandrea

Name:	Robert A. Pietrandrea
Title:	Manager

TOLLGRADE COMMUNICATIONS, INC., a Pennsylvania corporation

By:	/s/ Joseph A. Ferrara

Name:	Joseph A. Ferrara
Title:	Chief Executive Officer

TOLLGRADE COMMUNICATIONS, INC., a Delaware corporation

By:	/s/ Sara M. Antol

Name:	Sara M. Antol
Title:	Secretary
[SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT]

SCHEDULE 1
DEFINITIONS
     “Accounting Standards” means the accounting principles and methodology applied by Seller related to the preparation of the Financial Statements and the Latest Balance Sheet.
     “Accounts Receivable” has the meaning set forth in Section 1.1(a)(x) of the Agreement.
     “Affiliate” means any Person who controls, is controlled by, or is under common control with, the designated entity. Ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.
     “Acquired Assets” has the meaning set forth in Section 1.1(a) of the Agreement.
     “Active Employee’ has the meaning set forth in Section 4.1 of the Agreement.
     “Assigned Contracts has the meaning set forth in Section 1.1(a)(iii) of the Agreement.
     “Assumed Liabilities” means the liabilities and obligations of Seller assumed by Buyer under Section 1.3(c) of the Agreement.
     “Books and Records” has the meaning set forth in Section 1.1(a)(vii) of the Agreement.
     “Business Benefit Plan” has the meaning set in Section 2.17(a) of the Agreement.
     “Buyer Employee Obligations’ has the meaning set forth in Section 4.3 of the Agreement.
     “Claim” has the meaning set forth in Section 7.1 of the Agreement.
     “Closing” has the meaning set forth in Section 1.5 of the Agreement.
     “Closing Date has the meaning set forth in Section 1.5 of the Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Contracts” has the meaning set forth in Section 1.1(a)(iii) of the Agreement.
     “Direct Claim Notice” has the meaning set forth in Section 7.4 of the Agreement.
     “Election Period” has the meaning set forth in Section 7.3(b) of the Agreement.
     “Employee Benefit Plan” has the meaning set forth in Section 2.17(a) of the Agreement.
     “Environmental Laws” means all environmental or health and safety statutes, ordinances, regulations, orders, directives, decrees, permits, governmental approvals, contractual

Schedule A - Page 1

requirements and requirements of common law concerning (i) activities relating to the Business, (ii) the Acquired Assets or any other properties or assets owned, leased or operated by Seller in connection with the Business, (iii) repairs or construction of any improvements, (iv) handling of any materials, (v) discharges into the air, soil, surface, water or ground water, and (vi) storage, treatment or disposal of any waste at or connected with any activity at such properties.
     “Equipment” has the meaning set forth in Section 1.1(a)(ii) of the Agreement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means an entity the employees of which are treated as the employees of Seller under Section 414(b), (c), (m) or (o) of the Code.
     “Financial Statements” has the meaning set forth in Section 2.4 of the Agreement.
     “GAAP” has the meaning set forth in Section 2 of the Agreement.
     “Governmental Entity” means the government of the United States, any state or political subdivision thereof, any foreign country and any entity exercising executive, legislative, regulatory or administrative functions of or pertaining to government.
     “Hired Employee” means any Active Employee of Seller to whom Buyer offers employment after the Closing Date and who accepts such offer and commences such employment.
     “Indemnified Parties” has the meaning set forth in Section 7.1 of the Agreement.
     “Indemnified Party” has the meaning set forth in Section 7.3(a) of the Agreement.
     “Indemnifying Party” has the meaning set forth in Section 7.3(a) of the Agreement.
     “Indemnity Basket” has the meaning set forth in Section 7.6 of the Agreement.
     “Information” has the meaning set forth in Section 5.1(a) of the Agreement.
     “Intellectual Property” has the meaning set forth in Section 1.1(a)(iv) of the Agreement.
     “Inventory” has the meaning set forth in Section 1.1(a)(i) of the Agreement.
     “IP” means Internet Protocol.
     “IRS” means the Internal Revenue Service.
     “Latest Balance Sheet” means the unaudited balance sheet and related statement of income for the period ended February 21, 2009, which is attached hereto as Exhibit K.

Schedule A - Page 2

     “Laws” means any and all (i) statutes, laws, rules, regulations, ordinances or codes of any Governmental Entity; (ii) permits and (iii) orders, decisions, injunctions, judgments, awards, decrees of and/or agreements with any Governmental Entity.
     “Lawsuit” means any action, claim, demand, suit, proceeding, arbitration, administrative action or investigation.
     “Leases” means leases of Equipment and other tangible personal property and other leases of Acquired Assets or intangible personal property, in each case whether classified as a capital or operating lease for accounting purposes.
     “Liabilities” means any liability or obligation of any kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Licensed Seller Intellectual Property” has the meaning set forth in Section 2.13(b) of the Agreement.
     “Material Adverse Effect” has the meaning set forth in the preamble of Article II of the Agreement.
     “Material Contract” has the meaning set forth in Section 2.13(b) of the Agreement.
     “Multiemployer Plan” has the meaning set forth in Section 2.17(a) of the Agreement.
     “Open Orders” means (i) all open orders for goods and services with customers of the Business and (ii) except for any order which is an Excluded Asset, all open orders for goods and services with suppliers of the Business.
     “Owned Intellectual Property” has the meaning set forth in Section 2.13(a) of the Agreement.
     “Permits” means all governmental permits, licenses, registrations, orders approvals and authorizations relating to the Business.
     “Person” shall mean an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company, or any other entity of whatever nature.
     “Post-closing Warranty Claims” means Warranty Claims arising out of or relating to goods and services manufactured, sold or distributed in the conduct of the Business on or after the Effective Time.
     “Potential Employees” has the meaning set forth in Section 4.2(a) of the Agreement.

Schedule A - Page 3

     “Pre-closing Warranty Claims” means Warranty Claims arising out of or relating to goods and services manufactured, sold or distributed in the conduct of the Business prior to the Effective Time, but which are to be performed on or after the Effective Time.
     “Prepaid Expenses” has the meaning set forth in Section 1.1(a)(xiii) of the Agreement.
     “Product Liability” means liabilities and obligations for property damage, death or personal injury arising from, caused by or attributable to, products manufactured, sold or distributed, or services performed or rendered in connection with the Business.
     “Purchase Price has the meaning set forth in Section 1.2 of the Agreement.
     “Restricted Period” shall have the meaning set forth in Section 5.8(a) of the Agreement.
     “Security Interest” means any mortgage, lien, pledge, security interest, encumbrance, change, title retention or security agreement or other similar or dissimilar lien, whether arising by contract, operation of Law or otherwise.
     “Seller Employee Obligation” has the meaning set forth in Section 4.3(a) of the Agreement.
     “Seller Intellectual Property” has the meaning set forth in Section 1.1(a)(iv) of the Agreement.
     “Seller’s Knowledge” has the meaning set forth in Article II of the Agreement.
     “Seller Retained Employee” has the meaning set forth in Section 4.2(b) of the Agreement.
     “Software” means all software owned, developed, licensed or used, including (i) all modifications, enhancements, fixes, updates, upgrades, bypasses and workarounds, (ii) the source code and object code for any of the foregoing and (iii) all operating systems, bridgeware, firmware, middleware and utilities.
     “Taxes” mean all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), estimated taxes, payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, duties, ad valorem taxes, value added taxes, excise taxes, capital stock or franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, recordation fees, transfer taxes, workers’ compensation, and other governmental charges and other obligations of the same or of a similar nature to any of the foregoing (including any interest or penalties relating to any of the foregoing), which a corporation or other entity may be required to pay, withhold or collect, imposed by any federal, territorial, state, local, or foreign government or any agency or political subdivision of any such government;

Schedule A - Page 4

     “Tax Returns” mean all reports, returns, declarations, statements, forms or other information to be supplied to a Governmental Entity responsible for the imposition of Taxes in connection with Taxes.
     “Technical Information” has the meaning set forth in Section 1.1(a)(v) of the Agreement.
     “Third Party” has the meaning set forth in Section 7.3 of the Agreement.
     “Third Party Claim” has the meaning set forth in Section 7.3 of the Agreement.
     “Third Party Claim Notice” has the meaning set forth in Section 7.3 of the Agreement.
     “VoIP” means Voice over Internet Protocol.
     “Warranty Claim” means a claim for the repair or replacement of products or services provided by the Business under unexpired warranties or for credits or price adjustments for such products or services, as a result of their failure to perform in accordance with the warranties made in connection with their sale.

Schedule A - Page 5